     As filed with the Securities and Exchange Commission on March 31, 2000
                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                                  TELIK, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    8731                   93-0987903
     (State or other          (Primary Standard          (I.R.S. Employer
     jurisdiction of              Industrial           Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                             750 Gateway Boulevard
                     South San Francisco, California 94080
                                 (650) 244-9303
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ----------------

                            Michael M. Wick, MD, PhD
                      Chairman and Chief Executive Officer
                                  Telik, Inc.
                             750 Gateway Boulevard
                     South San Francisco, California 94080
                                 (650) 244-9303
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:
       Deborah A. Marshall, Esq.               Edwin D. Williamson, Esq.
        Gregory B. Abbott, Esq.                   Sullivan & Cromwell
           Cooley Godward LLP                   1701 Pennsylvania Avenue
           One Maritime Plaza                    Washington, D.C. 20006
               20th Floor                            (202) 956-7500
      San Francisco, CA 94111-3580
             (415) 693-2000

                                ----------------

  Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                       Proposed        Proposed
                           Amount      Maximum          Maximum
 Title Of Securities To    To Be    Offering Price     Aggregate        Amount Of
     Be Registered       Registered  Per Share(1)  Offering Price(1) Registration Fee
-------------------------------------------------------------------------------------
Common Stock, par value
 $.01..................                               $75,000,000        $19,800
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                                ----------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS               Subject to completion, dated March 31, 2000
--------------------------------------------------------------------------------

    Shares


[LOGO OF TELIK]


TELIK, INC.

Common Stock

--------------------------------------------------------------------------------

This is an initial public offering of shares of our common stock. We are
offering        shares. No public market currently exists for our common stock.
We expect the public offering price to be between $    and $    per share.

We applied to have our common stock listed on the Nasdaq National Market under the symbol "TELK."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                        Per
                                       Share    Total
-----------------------------------------------------
Public offering price                  $     $
-----------------------------------------------------
Underwriting discount and commissions  $     $
-----------------------------------------------------
Proceeds, before expenses, to Telik    $     $
-----------------------------------------------------

The underwriters may also purchase up to     shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised only to cover over-allotments, if any. If the option is exercised in full, the
total underwriting discounts and commissions will be $   , and the total
proceeds, before expenses, to us will be $   .

The underwriters are offering the common stock as described under
"Underwriting." Delivery of the shares will be made on or about    , 2000.

Warburg Dillon Read LLC

                                  Chase H & Q

                                                          Legg Mason Wood Walker
                                                          Incorporated

Inside Front Cover Graphic

  Title: Working to discover, develop and commercialize small molecule therapeutics to treat major diseases including cancer and diabetes.

  Legend: Product Pipeline. We discovered all of our drug candidates using TRAP, our proprietary Target-Related Affinity Profiling technology.

  Graphic Description: This graphic shows Telik's product pipeline and the stage of development of Telik's product candidates. In the background is a C-shaped figure containing the words TRAP technology spanning the graphic from left to right to indicate that all of our product candidates have been discovered using TRAP. Extending from lower left to upper right are four rectangles. The rectangle at the lower left, labeled Inhibitors of Caspase-3, IGF-1, MIP-1 and MCP-1, is aligned with the label Research to indicate that these programs are at the research stage. Moving right, the next rectangle, labeled insulin receptor activator, is aligned with the label Preclinical to indicate that these programs are at the preclinical stage of development. The third rectangle in the sequence, labeled TLK199 bone marrow stimulant, is aligned with the label Pre-IND to indicate that the product candidate TLK199 is at the pre-IND stage of development. The final rectangle at the upper right, labeled TLK286 tumor activated chemotherapeutic drug, is aligned with the label Phase I to indicate that the product candidate TLK286 is in phase I clinical trials.

Gatefold Graphic

  Title: TLK286 A targeted chemotherapeutic drug for the treatment of chemotherapy-resistant cancers.

  Legend: The elevated levels of the enzyme GST P1-1 in cancer cells lead to selective activation of TLK286 and cancer cell death.

  Graphic Description: This is a depiction of a cancer cell, which shows how TLK286 enters the cell. Inside the cell, TLK286 is activated by GST P1-1, which is represented by a pair of scissors. The activated cytotoxic drug is shown moving into the nucleus of the cell where it causes cell death.

  Title: TLK199    A small molecule bone marrow stimulant for treating the
neutropenia associated with cancer chemotherapy.

  Legend: TLK199 stimulates white blood cell production by activating the same cellular signaling pathway activated by natural white blood cell stimulating factors such as G-CSF.

  Graphic Description: This is a depiction of a bone marrow cell and shows how TLK199 enters the cell and interacts with a signaling pathway that is also stimulated by G-CSF, leading to the replication and differentiation of white blood cells.

  Until       , 2000 (25 days after the date of this prospectus), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

Prospectus summary..................    1
The offering........................    3
Summary financial data..............    4
Risk factors........................    5
Forward-looking information.........   16
Use of proceeds.....................   17
Dividend policy.....................   17
Capitalization......................   18
Dilution............................   19
Selected financial data.............   20
Management's discussion and analysis
 of financial condition and results
 of operations......................   21

Business.............................   24
Management...........................   40
Related party transactions...........   50
Principal stockholders...............   51
Description of capital stock.........   53
Shares eligible for future sale......   56
Underwriting.........................   57
Validity of the shares...............   58
Experts..............................   59
Where you can find more information..   59
Index to financial statements........  F-1

                             ABOUT THIS PROSPECTUS

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. This preliminary prospectus is subject to completion prior to this offering.

  "Telik" and the Telik logo are trademarks of Telik, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                               PROSPECTUS SUMMARY
--------------------------------------------------------------------------------

  This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk factors." Our principal executive offices are located at 750 Gateway Boulevard, South San Francisco, CA 94080. Our telephone number is (650) 244-9303. Our web site is http://www.telik.com. We do not intend the information found on our web site to be a part of this prospectus.

                                  Telik, Inc.

  Telik is a biopharmaceutical company working to discover, develop and commercialize drugs to treat serious diseases for which there is significant demand for new therapies. Our most advanced product development programs are for the treatment of cancer and diabetes. Our first product candidate, TLK286, entered human clinical trials in January 2000. TLK286 is for the treatment of major cancers that have resisted standard treatments. We expect to advance our second product candidate, TLK199, into human clinical trials later this year. TLK199 is for the treatment of the depletion of infection-fighting white blood cells, which is a toxic side effect of cancer therapy. By the end of this year, we intend to select for development a product candidate from a proprietary family of insulin receptor activators for the treatment of Type 2 diabetes.

  All of our product candidates are small molecules. Small molecule drugs offer advantages in ease of manufacturing and administration, the potential for oral dosing and applicability to a wider range of disease targets, including those inside the cell. We discovered all of our product candidates using our proprietary technology known as Target-Related Affinity Profiling, or TRAP, which enables the rapid and efficient discovery of small molecule product candidates. TRAP exploits a fundamental property of all drugs, which is their interaction with molecules in the body called proteins. By developing a profile of how a protein disease target interacts with small molecules, we are able to select product candidates for development much faster than with alternative technologies, such as ultra high-throughput screening, or UHTS. We continuously protect the intellectual property surrounding our product candidates and our technology platform. In the United States, we hold 36 patents protecting our discoveries, and more than 16 applications are pending. In addition, outside the United States, we hold 56 patents, and more than 79 patent applications are pending.

Cancer Product Candidates

  TLK286 is a small molecule product candidate we are developing for the treatment of chemotherapy resistant cancers. TLK286 binds to a protein known as glutathione S-transferase, or GST. GST plays an important role in the development of resistance to standard chemotherapy drugs by breaking these drugs down and removing them from the body before they can kill cancer cells. GST P1-1 is a type of GST that is elevated in many cancers. When TLK286 binds to GST P1-1, it releases a compound with a proven mechanism for killing cancer cells. In this way, TLK286 kills cancer cells by utilizing the same mechanism that normally deactivates chemotherapeutic drugs. In preclinical studies, TLK286 is effective in killing human cancer cells that are resistant to standard chemotherapeutic drugs. We began clinical trials for TLK286 in January of this year.

  TLK199 is our product candidate for the treatment of the decrease in the number of white blood cells, or neutropenia, that occurs as a toxic side effect of cancer chemotherapy. As a small molecule drug, TLK199 may represent an alternative to the pharmaceutical protein version of granulocyte colony stimulating factor, or G-CSF, known as Neupogen. TLK199 activates the same signaling pathway that is activated by G-CSF, causing the stimulation of white blood cell production. TLK199 accelerates the recovery from chemotherapy-induced neutropenia in animals, similar to the results observed following treatment with G-CSF. TLK199 and G-CSF also produce similar increases in the number of circulating white blood cells in normal animals. We are conducting preclinical development studies of TLK199 and intend to file an Investigational New Drug application, or IND, with the FDA, for the initiation of clinical trials in the second half of 2000.

  We have retained rights for the worldwide commercialization of TLK286 and TLK199.

Diabetes Product Candidates

  We have discovered and are developing proprietary orally active small molecule insulin receptor activators for the treatment of Type 2 diabetes. These product candidates bind to the insulin receptor and, like insulin, activates the receptor which initiates a sequence of events called insulin signaling. Insulin signaling lowers sugar levels in the blood by facilitating the entry of sugar into muscle and liver cells where the sugar is metabolized. Results from animal models of diabetes suggest that these compounds produce more sensitive and effective control of blood sugar levels. We anticipate selecting a clinical candidate from the family of insulin receptor activators by the end of 2000. We will then initiate the necessary preclinical testing to permit filing of an IND with the FDA and advancement into phase I clinical testing. Our leading product candidate in this group is TLK17411.

TRAP--Our Proprietary Drug Discovery Technology

  Our success in identifying product candidates has resulted from the use of TRAP, our proprietary drug discovery technology. We have used TRAP to rapidly and efficiently identify active small molecule product candidates relevant to a variety of disease states. In addition to generating our current product portfolio, TRAP has allowed us to build our research pipeline with product candidates targeting cancer, diabetes, inflammatory disease and stroke. We have also entered into TRAP-based technology collaborations with third parties.

  TRAP offers solutions to the two major challenges facing drug discovery--the explosive growth in the number of new protein targets generated by advances in genomics and the intrinsic limitations of the UHTS approach. TRAP reduces the need for large libraries of compounds, automation, assay technology and target licensing required by UHTS.

Strategy

  Key elements of our strategy are to:

     . develop small molecule drugs for major disease areas, such as cancer, diabetes, inflammatory diseases and stroke;

     . retain significant commercialization rights to our product candidates;

     . select targets where we believe we can show efficacy early and where we believe there is a shorter path to regulatory approval;

     . use TRAP to sustain a pipeline of product candidates; and

     . leverage and expand the use of TRAP by entering into additional collaborations.

                                  The offering

  The following information assumes that the underwriters do not exercise the over-allotment option we granted to them to purchase additional shares in the offering.

Common stock we are offering.....................      shares

Common stock to be outstanding after the               shares
 offering........................................

Proposed Nasdaq National Market symbol........... TELK

Use of proceeds.................................. Research and development and general corporate purposes

  The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of December 31, 1999, after giving effect to:

  . the issuance on March 31, 2000 of 1,166,667 shares of Series K convertible preferred stock at a price equivalent to $6.00 per share of common stock and the conversion of those shares upon the closing of this offering;

  . the exercise prior to the closing of this offering of outstanding warrants to purchase 34,559 shares at a weighted average exercise price of $5.28 per share; and

  . the automatic conversion upon the closing of this offering of all convertible preferred stock outstanding as of December 31, 1999 into 12,640,035 shares of common stock.

  Shares to be outstanding excludes:

  . 2,991,787 shares of common stock underlying options outstanding as of December 31, 1999 with a weighted average exercise price of $1.40 per share;

  . 289,672 shares of common stock underlying options granted since December
    31, 1999 under our 1996 Stock Option Plan with a weighted average exercise price of $2.00 per share; and

  . 2,000,000 shares available for issuance or future grant under our 2000
    Equity Incentive Plan stock option plans, 250,000 shares available for issuance under our 2000 Employee Stock Purchase Plan and 300,000 shares available for issuance under our 2000 Non-Employee Directors' Stock Option Plan.

  No additional options may be granted under our 1996 Stock Option Plan.

                             Summary financial data

  The following tables summarize our financial data. The pro forma information contained in the statement of operations data gives effect to the conversion of preferred stock and exercise of warrants outstanding on December 31, 1999. The pro forma balance sheet data gives effect to the conversion of preferred stock and exercise of warrants referred to in the first paragraph following the table under "The offering." The pro forma as adjusted column of the balance sheet data gives effect to that conversion of preferred stock and exercise of
warrants, and to the sale of     shares of our common stock at an assumed
initial public offering price of $    per share, after deducting the estimated
underwriting discounts, commissions and offering expenses payable by us.

                                                     Year Ended December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
                                                      (In thousands, except
                                                         per share data)
Statement of operations data
Contract revenues from collaborations..............  $ 1,652  $ 3,194  $ 4,237
Total operating expenses...........................   10,560   10,101   11,699
Net loss...........................................   (8,618)  (6,579)  (7,064)
Net loss per share, basic and diluted..............  $ (3.95) $ (3.00) $ (3.21)
                                                     =======  =======  =======
Weighted average shares used in computing net loss
 per share, basic and diluted......................    2,184    2,194    2,204
Pro forma net loss per share, basic and diluted....                    $ (0.47)
                                                                       =======
Weighted average shares used in computing pro forma
 net loss per share, basic and diluted.............                     14,879

                                                    December 31, 1999
                                              --------------------------------
                                                                    Pro Forma
                                               Actual   Pro Forma  as adjusted
                                              --------  ---------  -----------
                                                      (In thousands)
Balance sheet data
Cash, cash equivalents and short-term
 investments................................. $  7,556  $  9,688    $
Working capital..............................    3,936     6,068
Total assets.................................    9,170    11,484
Capital lease obligations, less current
 portion.....................................       25        25          25
Deferred stock compensation..................     (260)     (260)       (260)
Accumulated deficit..........................  (51,384)  (51,384)    (51,384)
Total stockholders' equity................... $  5,130  $  7,262    $

                                  RISK FACTORS
--------------------------------------------------------------------------------

  You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related To Our Business

We have a limited operating history, a history of operating losses and uncer-tainty of future profitability.

  Due to the significant research and development expenditures required to develop our TRAP technology and identify new product candidates and the lack of any products to generate revenue, we have not been profitable and have generated operating losses since we were incorporated in 1988. We will never be profitable unless we develop, and obtain regulatory approval and market acceptance of, our product candidates. Currently, our revenues are generated solely from research payments from our collaboration agreements and licenses and are insufficient to generate profitable operations. As of December 31, 1999, we had an accumulated deficit of approximately $51.4 million. We expect to incur losses for at least the next several years and expect that these losses will actually increase as we expand our research and development activities and incur significant clinical testing costs. If the time required to generate revenues and achieve profitability is longer than anticipated, or if we are unable to obtain necessary capital, we may not be able to continue our operations. Our ability to maintain revenues in the near term depends on our ability to enter into additional collaborative agreements with third parties. To date, substantially all of our revenue has been from project initiation fees and research reimbursement paid pursuant to existing collaborative agreements with third parties. We cannot assure you when we will receive any product revenue. We are unable to predict when, or if, we will become profitable and even if we are able to achieve profitability at any point in time, we cannot assure you that our operations will be able to maintain profitability during any future periods.

Our leading cancer product candidate, TLK286, may fail in clinical trials or its development may be delayed.

  We only recently started a phase I clinical trial of TLK286 and to date have only limited data on safety and no data demonstrating efficacy in humans. We cannot assure you that the results from clinical trials will be favorable or even be completed. We cannot assure you that we will be able to obtain FDA approval required for us to proceed into more advanced clinical trials, even if the early results are favorable. If the results show lack of safety or lack of efficacy in humans, we may be forced to discontinue development of TLK286. Our clinical trials involve patients who failed to respond to conventional cancer treatments and have advanced disease. During the course of the trials, these patients may die or suffer adverse medical effects for reasons that may not be related to TLK286. These events may affect the interpretation of our clinical trial results.

Our second product candidate, TLK199, may fail in its development or may be de-layed and will need to compete successfully with well-established existing products.

  We are in the process of conducting the necessary work to support the filing of an IND application for TLK199. Even if we file an IND, the FDA may not accept it. The FDA may require us to run more preclinical tests, which would be expensive and time-consuming. As a result, we may not begin clinical trials of TLK199 as planned. In order to obtain regulatory approval, TLK199 needs to be at least as safe and effective as existing drug therapies. In order to gain market share, TLK199 needs to offer advantages over existing treatments.

Identification of a clinical product candidate in our diabetes research program may be delayed.

  Our success depends, in part, on our ability to begin preclinical development of our potential diabetes product candidates and take them through early clinical trials. At this time, we do not have a clinical product candidate and we are dependent on ongoing research to identify a compound suitable for further development. Given the uncertainty inherent in a research stage program, we may not be able to identify a suitable clinical candidate within the anticipated schedule, if at all, resulting in a delay of our development program in the area of diabetes.

The future performance of TRAP, our proprietary drug discovery technology, is uncertain.

  Our proprietary TRAP technology is a relatively new drug discovery method and we do not know if this method will lead to the successful identification and development of additional product candidates and, ultimately, the sale of commercially viable small molecule therapeutics. Ongoing research efforts are needed in order to maintain a pipeline of potential product candidates. If we are unable to identify new product candidates using our TRAP technology, either internally or through external collaborations, we may not be able to maintain our product pipeline and develop commercially viable drugs.

  We selected our protein panel of approximately 20 proteins for their distinct patterns of recognizing small molecules. Our panel may be lacking essential types of interactions that we have not yet identified, which may result in our inability to identify active compounds against our and our collaborators' protein targets.

  We protect our drug discovery technology by a combination of patents and trade secrets. If the identity of specific proteins or other elements of our technology become known, our competitive advantage in drug discovery could be reduced.

The progress and results of our preclinical testing and clinical trials are un-certain.

  Preclinical testing and clinical development are long, expensive and uncertain processes. It may take us or our collaborators several years to complete this testing, and failure can occur at any stage of the process. Interim results of trials do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Commercialization of our product candidates depends upon successful completion of clinical trials.

  Even if we are able to achieve success in our preclinical testing, we, or our collaborators, must provide the FDA and foreign regulatory authorities with clinical data that demonstrates the safety and efficacy of our products in humans before they can be approved for commercial sale. Only one of the product candidates, TLK286, has advanced to the stage of human testing designed to determine safety, known as phase I clinical trials. We do not know whether any of our clinical trials will demonstrate sufficient safety and efficacy necessary to obtain the requisite regulatory approvals or will result in marketable products. Our failure, or the failure of our collaborators, to adequately demonstrate the safety and efficacy of our products under development would prevent receipt of FDA approval and, ultimately, commercialization of our products.

  Any clinical trial may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated or could delay getting approval. We typically rely on third party clinical investigators to conduct our clinical trials and other third party organizations to perform data collection and analysis and, as a result, we may face additional delaying factors outside our control.

If our competitors develop and market products that are more effective than ours, or obtain marketing approval before we do, our commercial opportunity will be reduced or eliminated.

  The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs that we are attempting to develop, for example TLK199, will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. Our competitors may develop new screening technologies and may utilize discovery techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

  We believe that our ability to compete is dependent, in part, upon our ability to continue to advance and leverage our TRAP technology and upon our and our collaborators' ability to develop and commercialize pharmaceutical products discovered using our technology. In addition, we will depend upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon our technology. The failure by us or any of our collaborators in any of those areas may prevent the successful commercialization of our potential product candidates.

  Our competitors may succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by us or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than we or our collaborators. We cannot assure you that drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

We will need additional capital in the future to sufficiently fund our opera-tions and research.

  The process of carrying out the development of our own unpartnered products to later stages of development and our research programs for our corporate partners will require significant additional expenditures, including preclinical testing, clinical trials and obtaining regulatory approval. As a result, we will require additional financing to fund our operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders. We have expended substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our research and development activities.

  We believe that the net proceeds from this offering, existing cash and investment securities and anticipated cash flow from existing and future collaborations, if any, will be sufficient to support our current operating plan through at least the next 18 months; however, we have based this estimate on assumptions that may prove to be wrong. Our future funding requirements will depend on many factors, including, but not limited to:

  . the progress and success of preclinical and clinical trials of our product candidates;

  . the progress and number of research programs in development;

  . the costs and timing of obtaining regulatory approvals;

  . our ability to establish, and the scope of, new collaborations;

  . our ability to meet the milestones identified in our collaborative agreements which trigger payments; and

  . the costs and timing of obtaining, enforcing and defending our patent and intellectual property rights.

  To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to continue developing our products.

Because regulatory approval must be obtained to market products in the United States and foreign countries, we cannot predict whether or when we, or our collaborators, will be permitted to commercialize our product candidates.

  The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product that we are developing or hope to develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

  Before commencing clinical trials in humans, we, or our collaborators, must submit and receive approval from the FDA of an IND application. We must comply with FDA "Good Laboratory Practices" regulations in our preclinical studies. Clinical trials are subject to oversight by institutional review boards and the FDA and:

  . must be conducted in conformance with the FDA's IND regulations;

  . must meet requirements for institutional review board oversight;

  . must meet requirements for informed consent;

  . must meet requirements for Good Clinical Practices;

  . are subject to continuing FDA oversight;

  . may require large numbers of participants; and

  . may be suspended by us, our collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

  Before receiving FDA clearance to market a product, we or our collaborators must demonstrate that the product is safe and effective in the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy or interpretation during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

  If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

  Outside the United States, the ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process typically includes all of the risks associated with FDA clearance described above and may include additional risks.

Our product candidates, even if approved by the FDA or foreign regulatory agen-cies, may not be accepted by physicians, insurers or patients.

  If any of our products, after receiving FDA or other foreign regulatory approval, fails to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy and the pricing of our products.

Our success is dependent on intellectual property rights held by us and third parties and such rights are difficult and costly to protect.

  Our success will depend to a large part on our own, our licensees' and our licensors' ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of these technologies. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, we cannot predict the breadth of claims allowed in our or other companies' patents.

  Our success will also depend, in part, on our ability to operate without infringing the intellectual property rights of others. We cannot assure you that our activities will not infringe patents owned by others. We could incur substantial costs in defending ourselves in suits brought against us, our collaborators, or any licensor or licensee and we cannot predict whether we or our collaborators would be able to prevail in any such actions. If our products or technologies are found to infringe patents issued to third parties, the manufacture, use and sale of our products could be enjoined, and we could be required to pay substantial damages. In addition, we may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. Failure to obtain such licenses could negatively affect our business.

  The degree of future protection for our proprietary rights is uncertain and we cannot assure you that:

  . we were the first to make the inventions covered by each of our pending patent applications;

  . we were the first to file patent applications for these inventions;

  . others will not independently develop similar or alternative technologies or duplicate any of our technologies;

  . any of our pending patent applications will result in issued patents;

  . any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

  . we will develop additional proprietary technologies that are patentable;
    or

  . the patents of others will not have an adverse effect on our ability to do business.

  In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits.

  Others may have filed and in the future may file patent applications covering small molecules or therapeutic products that are similar to ours. We cannot assure you that any patent application filed by someone else will not have priority over patent applications filed by us. Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources and we may not be successful in any such litigation.

  We also rely on trade secrets to protect technology, including our TRAP technology, where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information.

We will be dependent upon collaborative arrangements to complete the develop-ment and commercialization of some of our product candidates.

  We expect to enter into collaborative arrangements with third parties for clinical trials, manufacturing, regulatory approvals or commercialization of some of our products, particularly outside North America, or in disease areas requiring larger and longer clinical trials, such as diabetes. These collaborative arrangements may require us to relinquish important rights or may otherwise not be on terms favorable to us. Dependence on collaborative arrangements will subject us to a number of risks. We may not be able to control the amount and timing of resources our collaborative partners may devote to the product candidates. Should a collaborative partner fail to develop or commercialize a compound or product to which it has rights from us, we may not receive any future milestone payments and will not receive any royalties associated with this compound or product. Business combinations or significant changes in a collaborative partner's business strategy may also adversely affect a partner's willingness or ability to complete its obligations under the arrangement. Failure to enter into additional collaborative agreements on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

  Some of our collaborations are for early stage programs and allow partners significant discretion in electing whether to pursue any of the planned activities. We do not anticipate significant revenues to result from these relationships until the collaborator has advanced products into clinical testing, which will not occur for several years, if at all. Such arrangements are subject to numerous risks, including the right of the collaboration partner to control the timing of the research and development efforts, discretion to advance lead candidates to clinical testing and commercialization of the product. In addition, a collaborative partner could independently move forward with a competing lead candidate developed either independently or in collaboration with others, including our competitors.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenue.

  We do not currently operate manufacturing facilities for clinical or commercial production of our products under development. We currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we will be dependent on corporate partners, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our products. Our products may be in competition with other products for access to these facilities. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We are currently dependent upon a sole source of supply for clinical quantities of TLK286 and are attempting to identify alternative suppliers. If our primary supplier fails to perform, our clinical trials or commercialization of TLK286 would be delayed. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

  We currently have no sales, marketing or distribution capabilities. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities, or establish collaborations or other arrangements with third parties to perform these services. We intend to market some products directly in North America and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products and address other markets. We may not be able to establish in house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

Our ability to generate revenues will be diminished if we or our collaborators fail to obtain acceptable prices or an adequate level of reimbursement for products from third-party payors.

  The drugs we are developing and hope to develop may be rejected by the marketplace or have limited acceptance due to many factors, including cost. Our ability to commercially exploit a drug may be limited due to the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to government control. In the United States, we expect that there will continue to be a number of federal and state proposals to implement similar government control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that any of our collaborators would receive for any products in the future. Further, cost control initiatives could adversely affect our collaborators' ability to commercialize our products and our ability to realize royalties from this commercialization.

  Our ability to commercialize pharmaceutical products with collaborators may depend, in part, on the extent to which reimbursement for the products will be available from:

  . government and health administration authorities;

  . private health insurers; and

  . other third-party payors.

  Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

  The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. Our corporate collaborators or we may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claim arise.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

  Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Our research and development efforts will be seriously jeopardized if we are unable to attract and retain key personnel.

  As a small company with approximately 36 employees, our success depends on the continued contributions of our principal management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, scientists and companies in the face of intense competition for such personnel. In particular, our research programs depend on our ability to attract and retain highly skilled chemists and other scientists. If we lose the services of Dr. Michael Wick or any of our other key personnel, our research and development efforts could be seriously and adversely affected. We may encounter increasing difficulty in attracting qualified personnel as our operations expand and the demand for these professionals increases, and this difficulty could significantly impede the achievement of our research and development objectives.

We depend on our scientific advisors for the success and continuation of our research efforts.

  We are dependent on our scientific and clinical advisors who conduct research and provide us with access to technology developed by them. The potential success of our drug discovery programs depends in part on continued collaborations with these advisors. We and various members of our management and research staff rely on these advisors for expertise in research and development. Our scientific advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. As a result, we have limited control over their activities and, except as otherwise required by the consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. All of these advisors have entered into scientific advisor agreements with us. These agreements provide for specified terms of service and are terminable at any time by written notice by either party. Some of the advisors also have entered into separate consulting agreements with us. We cannot assure you that we will be able to maintain these consulting agreements or that our scientific advisors will not enter into consulting arrangements, exclusive or otherwise, with competing pharmaceutical or biotechnology companies, any of which could have a detrimental impact on our research objectives and could have a material adverse effect on our business, financial condition and results of operations.

                         Risks Related To The Offering

There may not be an active, liquid trading market for our common stock.

  Prior to this offering, there has been no public market for the common stock and we cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Our stock price may be volatile, and your investment in our stock could decline in value.

  The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

  . announcements of technological innovations or new commercial products by our competitors or us;

  . developments concerning proprietary rights, including patents;

  . developments concerning our collaborations;

  . publicity regarding actual or potential medical results relating to products under development by our competitors or us;

  . regulatory developments in the United States and foreign countries;

  . litigation;

  . economic and other external factors or other disaster or crisis; or

  . period-to-period fluctuations in financial results.

If our stockholders sell substantial amounts of our common stock after the of-fering, the market price of our common stock may fall.

  If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Substantially all of our outstanding shares are subject to a lock up for 180 days after the completion of this offering. After the lock up expires, at least 4,944,669 shares of our common stock will become freely tradable and an additional 9,937,206 shares will be tradable subject to Rule 144.

  We intend to file a registration statement on Form S-8 covering shares issuable upon exercise of options to purchase common stock and common stock reserved for issuance under our stock plans.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

  Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

  . authorize a classified board of directors;

  . establish that members of the board of directors may be removed for cause only upon the affirmative vote of stockholders owning at least a majority of our capital stock;

  . authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  . limit who may call a special meeting of stockholders;

  . prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  . establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

  In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a third party from acquiring us.

                          FORWARD LOOKING INFORMATION
--------------------------------------------------------------------------------

  You should not rely on forward-looking statements in this prospectus. You can usually identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," or "continue" or the negative of these terms or other comparable terminology. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: the development of TLK286, TLK199 or insulin receptor activators to treat cancer and diabetes, our intention to file INDs for clinical testing for our product candidates, the timing of the advancement of our product candidates into preclinical and clinical trials, the design, goals and expansion of those clinical trials, the selection of a product candidate from our proprietary family of insulin receptor activators, our partnering with third parties to share the costs of developing product candidates for diabetes and other diseases that require larger and longer clinical trials, the use of TRAP to select product candidates much faster than with alternative technologies, the ability to address the U.S. hospital-based cancer market with a limited sales and marketing presence, our entry into collaborations to assist in commercializing our product candidates, our ability to apply our drug discovery technology to virtually any protein target, our development of product candidates with a clear path to regulatory approval and the potential to show early evidence of clinical efficacy, our use of TRAP to provide a stream of promising future development candidates, our selection of additional partners for additional TRAP collaborations, the advantages of TLK199 over a therapeutic protein, the effect of certain members of the TLK17411 family on more sensitive control of blood sugar and on the delayed need for injected insulin, the ability of our panel of proteins to simulate most of the significant interactions between a small molecule and a protein, the use of TRAP to create a small molecule library with a greater likelihood of containing a compound that interacts with any specified protein and a higher probability of generating drug candidates, the impact of our collaborations on our ability to identify new product development and commercialization opportunities, the financing sources for our future cash needs, our investment of the proceeds of this offering, our use of third parties for materials production, the relations with our employees and the adequacy of our existing facilities. Factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk factors."

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS
--------------------------------------------------------------------------------

  The net proceeds to us from the sale of the     shares of common stock in the
offering are estimated to be $    ($    if the underwriters' over-allotment
option is exercised in full), assuming an initial public offering price of $ per share and after deducting the estimated underwriting discount and offering expenses. We intend to use the net proceeds for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in products and technologies that are complementary to our own, although no acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending these uses, the net proceeds will be invested in investment-grade interest-bearing securities.

  The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, our management will have broad discretion in the application of net proceeds.

                                DIVIDEND POLICY
--------------------------------------------------------------------------------

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION
--------------------------------------------------------------------------------

  The following table shows our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to give effect to the conversion of preferred stock and exercise of warrants referred to in the first paragraph following the table under "The offering"; and

  . on a pro forma as adjusted basis to give effect to the conversion of preferred stock and exercise of warrants referred to in the first paragraph following the table under "The offering" and the sale of shares of common stock by us in a public offering at an assumed price of
    $    per share, less the estimated underwriting discounts, commissions and offering expenses.

  This table should be read with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and notes appearing elsewhere in this prospectus.

                                                                    Pro Forma as
                                                Actual   Pro Forma    adjusted
                                               --------  ---------  ------------
                                                       (In thousands)
Capital lease and equipment loan obligations,
 including current portion.................... $    272  $    272     $    272
Stockholders' equity:
  Convertible preferred stock, $0.01 par
   value; authorized-- 1,023,799 shares
   actual, 3,023,799 shares pro forma and
   5,000,000 shares pro forma as adjusted;
   issued and outstanding--1,020,150 shares
   actual, none pro forma and pro forma as
   adjusted...................................       10
  Common stock, $0.01 par value; authorized--
   23,000,000 shares, 100,000,000 pro forma
   and pro forma as adjusted, issued and
   outstanding--2,207,281 shares actual,
   16,048,542 shares, pro forma and     shares
   pro forma as adjusted......................       22        44
Deferred compensation.........................     (260)     (260)        (260)
Additional paid-in capital....................   56,742    63,862
Short-term note receivable for Series K
 convertible preferred stock due April 10,
 2000.........................................      --     (5,000)         --
Accumulated deficit...........................  (51,384)  (51,384)     (51,384)
                                               --------  --------     --------
  Total stockholders' equity..................    5,130     7,262
                                               --------  --------     --------
                                               $  5,402  $  7,534         $
                                               ========  ========     ========

Issued and outstanding shares exclude the 5,831,459 shares issuable upon exercise of the options outstanding and available for future issuance referred to in the second paragraph following the table under "The offering."

                                    DILUTION
--------------------------------------------------------------------------------

  The pro forma net tangible book value of our common stock on December 31, 1999, after giving effect to the conversion of preferred stock and exercise of warrants referred to in the first paragraph following the table under "The offering" was approximately $5.3 million, or $0.36 per share. Pro forma net tangible book value, giving effect to the sale of Series K preferred stock subsequent to December 31, 1999, was approximately $7.3 million, or approximately $0.45 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock
immediately afterwards. After giving effect to the sale of     shares of common
stock offered by this prospectus at an assumed initial public offering price of
$    per share, less the estimated underwriting discounts, commissions and estimated offering expenses, our pro forma net tangible book value at December
31, 1999 would have been approximately $    million or $    per share. This
represents an immediate decrease in net tangible book value of $    per share
to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price.............................  $   $--
     Pro forma net tangible book value per share at December 31,
      1999...........................................................  .36
     Increase per share attributable to pro forma activities
      subsequent to December 31, 1999................................  --
     Increase per share attributable to new investors................  --
                                                                       ---
   Pro forma net tangible book value per share after this offering...       --
                                                                           ----
   Dilution per share to new investors...............................      $--
                                                                           ====

  The following table summarizes, on a pro forma basis as of December 31, 1999, after giving effect to the conversion of preferred stock and exercise of warrants referred to in the first paragraph following the table under "The offering", the differences between the number of shares purchased from us, the total consideration paid and the average price per share paid by (a) the existing stockholders and (b) the new investors. We have assumed an initial
public offering price of $    per share and have not deducted estimated
underwriting discounts, commissions and estimated offering expenses in our calculations.

                            Shares Purchased  Total Consideration      Average
                           ------------------ ---------------------     Price
                             Number   Percent  Amount     Percent     Per Share
                           ---------- ------- ---------  ----------   ---------
   Existing investors..... 14,881,875    0.0%  $     --          0.0%    $
   New investors..........                                               $
                           ----------  -----   ---------  ----------
     Total................             100.0%  $               100.0%
                           ==========  =====   =========  ==========

  The foregoing table excludes the 3,281,459 shares issuable upon exercise of the options granted through March 30, 2000, referred in the second paragraph following the table under "The offering." Assuming the exercise of such options and the underwriters' over-allotment option, the number of shares purchased by
existing stockholders would be     shares, or   %, and the total consideration
paid by existing stockholders would be $   , or   %, for an average price per
share of $  .

                            SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

  This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements and "Management's discussion and analysis of financial condition and results of operations." The selected data in this section is not intended to replace the financial statements.

  The statement of operations data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the balance sheet data at December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from our financial statements which have been audited by Ernst & Young LLP, our independent auditors. The financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 are included elsewhere in this prospectus. Historical results are not necessarily indications of future results. Contract revenue from collaborations includes $1.3 million, $1.5 million, $1.8 million and $2.0 million from a related party in 1996, 1997, 1998 and 1999, respectively. See notes to the financial statements for an explanation of the method used to determine the number of shares used in computing pro forma basic and diluted loss per share.

                                           Year Ended December 31,
                                   -------------------------------------------
                                    1995     1996     1997     1998     1999
                                   -------  -------  -------  -------  -------
                                    (in thousands, except per share data)
Statement of operations data
Contract revenue from
 collaborations................... $   358  $ 1,350  $ 1,652  $ 3,194  $ 4,237
Costs and expenses:
  Research and development........   5,784    8,688    8,090    7,952    9,547
  General and administrative......   1,428    1,880    2,470    2,149    2,152
                                   -------  -------  -------  -------  -------
Loss from operations..............  (6,854)  (9,218)  (8,908)  (6,907)  (7,462)
Interest income, net..............     164      320      290      328      398
                                   -------  -------  -------  -------  -------
Net loss.......................... $(6,690) $(8,898) $(8,618) $(6,579) $(7,064)
                                   =======  =======  =======  =======  =======
Net loss per share, basic and
 diluted.......................... $ (3.39) $ (4.41) $ (3.95) $ (3.00) $ (3.21)
                                   =======  =======  =======  =======  =======
Weighted average shares used in
 computing net loss per share,
 basic and diluted................   1,974    2,019    2,184    2,194    2,204
Pro forma net loss per share,
 basic and diluted................                                     $ (0.47)
                                                                       =======
Weighted average shares used in
 computing pro forma net loss per
 share, basic and diluted.........                                      14,879

                                              December 31,
                              ------------------------------------------------
                                1995      1996      1997      1998      1999
                              --------  --------  --------  --------  --------
                                             (in thousands)
Balance sheet data
Cash, cash equivalents and
 short-term investments.....  $ 13,504  $ 11,179  $ 10,692  $ 14,402  $  7,556
Working capital.............    13,072     8,429     7,250    10,915     3,936
Total assets................    15,469    14,071    12,902    16,586     9,170
Total long-term
 liabilities................       594     1,231       797       425        83
Deferred compensation.......       --        --        --        --       (260)
Accumulated deficit.........   (20,225)  (29,123)  (37,741)  (44,320)  (51,384)
Total stockholders' equity..    14,171     9,942     8,438    12,177     5,130

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
--------------------------------------------------------------------------------

  The following discussion and analysis should be read with "Selected financial data" and our financial statements and notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk factors," as well as those discussed elsewhere.

Overview

  Telik is engaged in the discovery, development and commercialization of small molecule therapeutics. We have incurred net losses since inception and expect to incur substantial and increasing losses for the next several years as we expand our research and development activities and move our product candidates into later stages of development. The process of carrying out the development of our own unpartnered products to later stages of development and our research programs for our corporate partners may require significant additional research and development expenditures including preclinical testing and clinical trials, as well as for obtaining regulatory approval. To date, we have funded our operations primarily through the sale of equity securities, non-equity payments from collaborators and capital asset lease financings. We received our first funding from our collaborative partners in November 1996. Including both research funding and the issuance of equity investments, we received an aggregate of $13.7 million in 1998, of which $10.5 million was equity and $3.2 million was funded research, and an aggregate payment of $4.5 million for funded research in 1999. As of December 31, 1999, our accumulated deficit was approximately $51.4 million.

Deferred compensation

  During the year ended December 31, 1999, in connection with the grant of stock options to employees, we recorded deferred stock compensation totaling $0.3 million, representing the difference between the deemed fair value of our common stock for financial reporting purposes on the date these options were granted and the exercise price. This amount is included as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the straight line method. Because stock options subject to deferred compensation were primarily granted in the second half of 1999, the amortization of deferred stock compensation was not material for the year ended December 31, 1999. We anticipate that additional deferred compensation will be recorded for options granted after
December 31, 1999 and expect to record an amount of approximately     for stock
options granted from January 1, 2000 to March 31, 2000.

                             Results of Operations

Years Ended December 31, 1999, 1998 and 1997

  Revenues

  Contract revenue from collaborations were $4.2 million in 1999, $3.2 million in 1998 and $1.7 million in 1997. The increase in 1999 was primarily due to the initiation of our Sankyo collaboration signed in March 1999. The increase in 1998 revenue was primarily due to the initiation of a development agreement with Taiho Pharmaceuticals in late 1997, substantially all of which was earned in 1998. Contract revenue recognized related mainly to collaboration revenues earned from Sanwa, Sankyo and Taiho in 1999 and Sanwa and Taiho in 1998 and 1997. Contract revenues from Sanwa, a related party, were $1.5 million, $1.8 million and $2.0 million in 1999, 1998 and 1997 respectively. We expect contract revenue from collaborations to constitute substantially all of our total revenues for the foreseeable future. For details of the Company's revenue recognition policy, refer to Note 1 to the financial statements.

  Research and development expenses

  Research and development expenses were $9.5 million in 1999, $8.0 million in 1998 and $8.1 million in 1997. The 1999 increase was primarily attributable to increased costs associated with the filing of an IND for TLK286, a small molecule product candidate being developed for the treatment of chemotherapy-resistant cancers. We expect research and development expenses to increase with the advancement of our unpartnered product candidates into later stages of development.

  General and administrative expenses

  General and administrative expenses, which consist primarily of salaries, consulting services and rent, were $2.2 million in 1999, $2.1 million in 1998 and $2.5 million in 1997. This decrease of $0.4 million from 1997 to 1998 was primarily attributable to a reduction in the number of employees. We expect that general and administrative expenses will increase in the future to support the continued growth of our research and development efforts and to accommodate operating as a public company.

  Net interest income

  Net interest income was $0.4 million in 1999, $0.3 million in 1998 and $0.3 million in 1997. Interest income results from our interest on short-term investments, while interest expense is associated with capital lease obligations and other long-term liabilities.

  Liquidity and capital resources

  Cash, cash equivalents and short-term investments totaled $7.6 million at December 31, 1999. We have financed our operations from inception primarily through the private placement of equity securities, revenue from collaborative agreements, interest earned on short-term investments and equipment lease line financings. As of December 31, 1999, we had raised $56.7 million from the sale of equity securities, including $11.0 million from collaborators, and received $11.1 million in non-equity payments from collaborators. In 1998, we received net proceeds of $10.3 million from private financing activities. In 1997, we received net proceeds of $7.1 million from private financing activities.

  As of December 31, 1999, $0.2 million in equipment loans were secured by our equipment. The loans bear interest at 8% and are due in 2000.

  Net cash used in operating activities in 1999 was $5.9 million. Net cash used in operating activities in 1998 was $5.8 million. Our collaborators paid us a total of $4.5 million in 1999, of which $2.3 million was deferred as of December 31, 1999.

  Net cash provided by investing activities in 1999 was $6.3 million and net cash used in investing activities was $2.6 million in 1998. Net cash used in financing activities in 1999 was $0.6 million and net cash provided by financing activities in 1998 was $9.8 million.

  We believe our existing cash resources, plus the proceeds of this offering and anticipated proceeds from corporate collaborations, will be sufficient to satisfy our anticipated cash requirements through at least 18 months. For the next several years, we do not expect the cash generated from our operations to generate the amounts of cash required by our future cash needs. We expect to finance our future cash needs through the sale of equity securities, strategic collaborations and possibly debt financing. Our future capital uses and requirements depend on numerous factors, including the following:

  . the progress and success of preclinical and clinical trials of our product candidates;

  . the progress and number of research programs in development;

  . the costs and timing of obtaining regulatory approvals;

  . our ability to establish, and the scope of, our new collaborations;

  . our ability to meet the milestones identified in our collaborative agreements which trigger payments; and

  . the costs and timing of obtaining, enforcing and defending our patent and intellectual property rights.

                          Disclosure About Market Risk

  The primary objective of our investment activities is to preserve principal and at the same time maximize income we receive from our investments without significantly increasing risk. We maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. In 1998 and 1999, we maintained an investment portfolio primarily in depository accounts. Due to the short-term nature of these investments, we have concluded that there is no material market risk exposure. In the future, we may invest the proceeds of this offering in financial instruments with longer maturities.

  We have operated primarily in the United States and all funding activities with our collaborators to date have been made in U.S. dollars. Accordingly, we do not have any exposure to foreign currency rate fluctuations.

                                    BUSINESS
--------------------------------------------------------------------------------

                                    Overview

  Telik is a biopharmaceutical company working to discover, develop and commercialize small molecule therapeutics to treat diseases for which there is significant demand for new therapies. Our most advanced product candidates are for the treatment of cancer and diabetes. All of our product candidates were discovered using our proprietary technology called Target-Related Affinity Profiling, or TRAP, which enables us to discover product candidates faster and more efficiently than with alternative technologies such as ultra high-throughput screening, or UHTS.

  Our most advanced product candidate, TLK286, is a chemotherapeutic drug for the treatment of cancers, such as breast, colon, ovarian and lung, that have shown resistance to standard cancer drugs. TLK286 entered clinical trials in January 2000. Our second cancer product candidate, TLK199, is for the treatment of the depletion of white blood cells, or neutropenia, which is a toxic side effect of cancer treatment. TLK199 appears to act by the same cellular mechanism as G-CSF, the current standard therapy, but has the advantages of being a small molecule drug. TLK199 is expected to enter clinical testing in the second half of 2000. We have retained rights for the worldwide commercialization of TLK286 and TLK199.

  Our third product development program has identified a proprietary class of insulin receptor activators for the treatment of Type 2, or adult onset, diabetes. These product candidates activate insulin signaling and lower blood sugar by a mechanism that is different from that of currently available diabetes drugs. The first of our insulin receptor activators, TLK17411, is in preclinical development. We granted commercialization rights to a partner for most of Asia and have retained these rights for the rest of the world.

  We have also developed a portfolio of preclinical programs in the areas of cancer, diabetes, inflammatory diseases and stroke. In each of these programs, we have used our TRAP technology to identify pharmaceutically active small molecules. The most advanced of the active compounds from these programs have shown efficacy in animal models of their respective disease targets.

  Our success in identifying product candidates has resulted from the use of TRAP, our proprietary drug discovery technology. We have used TRAP to rapidly and efficiently identify active small molecules relevant to a variety of disease states. Since TRAP reduces the need for conventional high-throughput screening and the associated need for large libraries of compounds, automation, assay technology and target licensing, TRAP offers a solution to the current bottleneck in drug discovery caused by the increased number of new targets that has resulted from advances in genomics and related fields. In addition to using TRAP for our internal drug discovery programs, we have entered into TRAP-based technology collaborations with third parties.

                                 Telik Strategy

  Key elements of our strategy are to:

  Develop small molecule drugs for major disease areas. We intend to develop small molecule drugs to address unmet needs in the areas of cancer, diabetes, inflammatory disease and stroke. The number of patients with these diseases has been increasing due primarily to the aging population. This has led to a growing demand for new drugs that offer competitive advantages over existing products, such as improved effectiveness and reduced side effects. The advantages of small molecule drugs over therapeutic proteins include the ease of manufacturing and administration, the potential for oral dosing and applicability to a wider range of disease targets, including those inside the cell. Small molecule drugs comprise more than 95% of the pharmaceutical market.

  Retain significant commercial rights to our product candidates. We will seek to retain significant commercial rights to our product candidates by conducting clinical development activities at least through initial proof of efficacy in humans. Since the development process for cancer drugs is relatively efficient and well defined, the cost and time required to bring new drugs to market is significantly less than that required for other therapeutic categories, permitting us to retain significant commercialization rights through completion of clinical trials. In disease areas that require larger and longer clinical trials, such as diabetes, we will share the risks and costs of development by partnering these programs before completion of pivotal trials, which will require granting significant commercialization rights to our collaborators.

  Our goal is to develop and commercialize our cancer product candidates in North America. We believe that the hospital-based cancer market in the United States is readily accessible by a limited sales and marketing presence due to the concentrated market of prescribing physicians coupled with the substantial unmet therapeutic needs. As appropriate, we will establish collaborations with multinational pharmaceutical companies to assist in the commercialization of our product candidates.

  Select targets strategically. We believe that we can apply our drug discovery technology to virtually any protein target. We regularly review the progress of scientific and clinical research in important disease areas to identify targets with commercial promise. By careful selection of targets, we intend to develop product candidates with a clear path to regulatory approval and the potential to show early evidence of clinical efficacy. This strategy will allow us to reduce the risk inherent in drug discovery and accelerate the commercialization of our drug candidates.

  Use TRAP to sustain a pipeline of drug candidates. Because our TRAP platform technology allows us to rapidly and efficiently identify small molecules active against potential disease targets, we have the capacity to examine a large number of targets in order to select those with therapeutic promise. We will seek to use this platform to provide a stream of promising future development candidates.

  Leverage and expand the use of TRAP. We may seek selected additional partners for TRAP collaborations. These collaborations will not limit our internal efforts and may strengthen our TRAP technology by providing information on the performance of our panel proteins. Any significant revenues from these collaborations are more likely to be in the form of milestone and royalty payments, rather than up front payments or funded research.

                               Product Candidates

  Our efforts are concentrated in four major diseases: cancer, diabetes, inflammatory diseases and stroke. Our two most advanced product candidates are for cancer treatment. TLK286, which entered clinical trials in January 2000, is being developed for the treatment of chemotherapy-resistant cancers. TLK199, a small molecule that accelerates recovery from chemotherapy-induced depletion of white blood cells, or neutropenia, represents a promising new adjunctive therapy. We have discovered novel insulin receptor activators for the treatment of Type 2 diabetes.

  Application of our TRAP technology has led to a pipeline of both potential product candidates and earlier stage research programs. The following table summarizes key information about these programs.

         Product                 Clinical                 Development            Commercialization
        Candidate               Indication                  Status                     Rights
---------------------------------------------------------------------------------------------------
  Cancer
  TLK286                 Chemotherapy-resistant   Phase I                      Worldwide
  Targeted               cancers, including       .         phase I clinical
  chemotherapeutic drug  breast, lung, ovarian,             trial commenced
                         colon and sarcoma                  1/00

  TLK199                 Chemotherapy-induced low Pre-IND                      Worldwide
  Bone marrow stimulant  white blood cell count,  .         IND-enabling
                         or neutropenia                     studies initiated
                                                            6/99
                                                  . clinical grade material
                                                    prepared 1/00

  IGF-1 inhibitor        Prostate cancer          Lead optimization            Worldwide
                                                  .                   small
                                                                      molecule
                                                                      inhibitors
                                                                      discovered
---------------------------------------------------------------------------------------------------
  Diabetes
  Insulin-independent    Type 2 diabetes          Candidate nomination/lead    Worldwide except
  insulin receptor                                optimization                 Japan and most other
                                                                               Asian countries
  activators                                      . oral activity in animal
                                                    models
                                                  . preclinical and safety
                                                    assessment initiated

  Insulin-dependent      Type 2 diabetes          Candidate nomination/lead    Worldwide except
  insulin receptor                                optimization                 Japan and most other
  activators                                                                   Asian countries
                                                  . activity in animal models
                                                  . preclinical and safety
                                                    assessment initiated
---------------------------------------------------------------------------------------------------
  Inflammatory disease
  MCP-1 antagonist       Rheumatoid arthritis,    Lead optimization            North and South
                         asthma atherosclerosis,  .                   small    America and jointly
                         multiple sclerosis                           molecule in Europe
                                                                      inhibitors
                                                                      discovered
                                                  . activity in animal models

  MIP-1 alpha inhibitor  Rheumatoid arthritis,    Lead optimization            Worldwide
                         multiple sclerosis       .                   small
                                                                      molecule
                                                                      inhibitors
                                                                      discovered

  IL-8 inhibitor         Rheumatoid arthritis,    Lead optimization            Worldwide
                         nephritis, psoriasis     .                   small
                                                                      molecule
                                                                      inhibitors
                                                                      discovered
---------------------------------------------------------------------------------------------------
  Stroke
  Caspase-3 inhibitor    Stroke                   Lead optimization            Worldwide
                                                  .                   small
                                                                      molecule
                                                                      inhibitors
                                                                      discovered

                          Product Development Programs

Cancer

  Our two most advanced product candidates, TLK286 and TLK199, are being developed to treat serious cancers for which there is significant demand for new therapies. Cancer is the second leading cause of death in the United States. It is estimated that 1.2 million people will be diagnosed with cancer in the United States this year and more than 555,000 of these people will die of their disease. The five-year survival rates for patients with cancers that have spread from their original site are poor. For example, after spread of the cancer, only 13% of patients with colorectal cancer survive, only 12% with lung cancer and only 21% with breast cancer. These poor survival rates reflect the limitations of current treatments and the development of resistance to available treatments. In addition, current treatments are often associated with severe toxic side effects.

  TLK286, a small molecule product candidate to treat chemotherapy resistant cancers, entered phase I clinical trials in January 2000. Our second cancer product candidate, TLK199, is being developed for the treatment of the depletion of white blood cells, or neutropenia, a toxic side effect of chemotherapy. TLK199 is scheduled to enter phase I clinical trials at the end of 2000.

TLK286--tumor-activated chemotherapeutic drug

  Overview

  TLK286 is a small molecule product candidate we are developing for the treatment of cancers that have resisted standard chemotherapeutic drugs. TLK286 binds to glutathione S-transferase, or GST, a protein known to play an important role in the development of resistance to commonly used chemotherapeutic drugs. GST initiates a series of events in a cell responsible for the inactivation of a variety of drugs and toxins and their subsequent removal from the body. In a person with a cancer, GST also functions to break down chemotherapeutic drugs administered for treatment. If a person's cancer has increased GST levels either initially or following exposure to chemotherapeutic drugs, GST will limit the effectiveness of treatment by breaking down the chemotherapeutic drug before it can kill cancer cells.

  GST P1-1 is a type of GST that is elevated in many cancers and is often further elevated by treatment with standard chemotherapeutic drugs. When TLK286 binds to GST P1-1, it releases a compound with a proven mechanism of killing cancer cells. Thus, in contrast to the usual situation where GST is involved in the destruction of chemotherapeutic drugs, GST activates TLK286 when it reaches its cellular target. In this way, TLK286 kills cancer cells by utilizing the same mechanism that normally deactivates chemotherapeutic drugs.

  Preclinical Studies

  Preclinical studies suggest that TLK286 may have a more favorable safety and efficacy profile than that of standard chemotherapeutic drugs. We attribute this to its mechanism of activation. Since GST P1-1 activity is often increased in tumor tissues compared to normal tissues, TLK286 activation is further enhanced in tumors than in normal tissues. TLK286 activation is further enhanced in resistant tumors in which GST P1-1 activity is further elevated. Thus, activated TLK286 concentrates in parts of the body where cancer is present.

  TLK286 reduced the growth of human cancer cell lines and biopsy specimens derived from tumors of the breast, colon, lung, ovary and bone marrow and from melanomas and, in mouse models of human cancer, suppressed tumor growth. The efficacy of TLK286 against tumor cell lines was enhanced in those cell lines selected for drug resistance and exhibiting increased levels of human GST P1-1. For example, TLK286 showed an improved therapeutic effect in mouse models of human colon cancer cells that had been made resistant to a common chemotherapeutic drug called doxorubicin and have elevated levels of GST P1-1.

  Development Strategy

  In December 1999, we filed an IND with the FDA for permission to test TLK286 in advanced cancer patients. In January 2000, we initiated a phase I clinical trial of TLK286 in 36 patients with advanced solid tumors or non-Hodgkin's lymphoma which are unresponsive or for which no standard therapy is available.

  The purpose of this phase I clinical trial is to determine the safety of TLK286 by finding the maximum tolerated dose and principal toxic side effects. In addition, we will also collect information on the relationship of GST P1-1 activity levels and tumor response. Patient responses will be assessed after two cycles of treatment, or six weeks. Patients showing an objective clinical benefit may continue to receive TLK286 until the cancer progresses or unacceptable toxicity occurs. We intend to complete this study in the second half of 2000.

  Following completion of the phase I clinical trial, we intend to conduct phase II clinical trials in up to 50 patients to confirm the safety and study the antitumor activity of several doses and schedules of administration of TLK286. If successful, we intend to begin confirmatory phase III clinical trials which are expected to compare TLK286 to standard therapies in those chosen cancer types.

  Cancer types under consideration include those which are not responsive, or are refractory, to standard therapy. These cancers include ovarian, colon, lung, breast and sarcoma, as well as refractory non-Hodgkin's lymphoma. We have chosen these cancer types because they have high levels of GST P1-1 and generally require smaller and shorter trials. These cancers may also be candidates for accelerated regulatory review, because no effective alternative therapies are available. If we obtain approval in these refractory indications, we will expand the development program to study TLK286 in earlier stages of these diseases as well as in additional cancer types.

  We have retained worldwide commercial rights to TLK286 and intend to commercialize TLK286 in the North American market. At the appropriate time, we will select a collaborator in other territories with capabilities in manufacturing, sales and marketing.

TLK199--Bone marrow stimulant as an adjunct for cancer therapy

  Overview

  TLK199 is a small molecule product candidate that is designed to increase white blood cell counts in cancer patients undergoing chemotherapy. In addition to killing cancer cells, chemotherapeutic drugs kill rapidly dividing normal cells. These include normal cells found in bone marrow that may eventually become white blood cells capable of fighting infection. Lowered levels of a type of white blood cells, called neutrophils, cause a condition called neutropenia. Neutropenia renders the already weakened cancer patient susceptible to life-threatening infections. Granulocyte colony stimulating factor, or G-CSF, is the current standard therapy for the treatment of neutropenia, since it accelerates the recovery of white blood cells to a normal level.

  G-CSF acts by binding to a receptor protein on the surface of the cell and activating a signaling pathway within the cell. This signal causes white blood cells in the bone marrow to divide and mature, increasing the number of white cells in the blood capable of fighting infection. TLK199 acts upon the same signaling pathway that is activated by G-CSF.

  Preclinical Studies

  TLK199 reduced the duration of neutropenia in animals treated with a standard cancer drug. The reduction was similar in degree and duration to that seen with G-CSF. In normal animals, TLK199 also increased the number of white cells in the blood to an extent similar to that produced by G-CSF. In experiments using human bone marrow, TLK199 caused white blood cells to divide and mature.

  Development Strategy

  TLK199 is undergoing preclinical testing to support initiation of clinical trials. We intend to file an IND with the FDA for TLK199 in the second half of 2000. In the phase I clinical trial, we intend to determine the safety and blood levels, or pharmacokinetics, of TLK199 in healthy volunteers. We will also measure the enhancing effects of TLK199 on the white blood cell response.

  Our phase II program will be designed to confirm the white blood cell elevating effects of TLK199 in patients receiving cancer chemotherapeutic drugs that cause severe neutropenia. In this study, we will look at the ability of TLK199 to reduce the duration and intensity of neutropenia, which is correlated with the risk of infectious complications. We expect to conduct this study with 75 patients undergoing a variety of standard chemotherapy regimens. Phase III clinical trials will be designed to compare the efficacy of TLK199 with Amgen's therapeutic protein version of G-CSF, known as Neupogen. We also intend to study additional diseases that are known to benefit from the stimulation of white blood cell production.

  TLK199 is expected to offer the advantages of a small molecule drug over a therapeutic protein, including ease of manufacturing and the potential for oral administration. Although Amgen reported worldwide sales of Neupogen of over $1.3 billion in 1999, we believe its broader use is limited by its expense and lack of oral administration. The low cost of production and potential oral availability of TLK199 may allow us to offer a product that is attractive to the current market for drugs that stimulate the production of white blood cells. We have retained worldwide commercial rights to TLK199 and intend to commercialize TLK199 in the North American market. At the appropriate time, we will select collaborators in other territories with capabilities in development, sales and marketing.

Diabetes

  We have discovered and are developing proprietary orally active small molecule insulin receptor activators for the treatment of Type 2 diabetes, which represents 90-95% of all cases of diabetes. Diabetes is a major health problem with over 170 million people estimated to be afflicted worldwide. Diabetes is the leading cause of serious coronary disease, adult blindness, lower limb amputations and serious kidney disease. Diabetes results from the inability of insulin, a hormone produced by the pancreas, to regulate blood sugar levels. In Type 2 diabetes, the loss of blood sugar regulation is caused by a decreased ability of insulin to activate its protein receptor combined with a relative insulin deficiency.

  Two large international clinical studies, the Diabetes Control and Complications Trial and the United Kingdom Prospective Diabetes Study, have confirmed that blood sugar control is a key factor in the prevention of the long-term complications of diabetes, including eye and kidney disease. As a result of these studies, doctors are aggressively treating patients' blood sugar levels with a variety of oral drugs. This situation has increased the demand for more effective drugs to treat diabetes.

TLK17411--Insulin receptor activators

  Overview

  Using our TRAP technology, we have discovered a proprietary family of small molecule product candidates that bind to the insulin receptor and, like insulin, cause the receptor to activate and initiate a sequence of events called insulin signaling that lowers sugar levels in the blood by facilitating the entry of sugar into muscle and liver cells where it is metabolized. Results from animal models of diabetes suggest that these compounds may allow more sensitive control of blood sugar levels and may delay the need for insulin treatment. Our leading product candidate in this group is TLK17411.

                                   [GRAPHIC]

  Preclinical Studies

  Preclinical studies have provided evidence that TLK17411 can initiate or facilitate insulin signaling. In laboratory experiments and in four animal models of diabetes, we have shown that TLK17411 enhances insulin signaling. In one animal model, treatment with a single oral dose of TLK17411 lowered blood sugar by more than 25% and kept it suppressed for 24 hours. Its effectiveness was maintained for a longer period of time with single daily doses. We have shown that TLK17411 does not activate similar receptors or other signaling pathways in these cells, a positive property that suggests that TLK17411 may not have significant side effects.

  Some members of the TLK17411 family of compounds show activity only in the presence of insulin while others activate the glucose receptor in the absence of insulin. Each profile has potential advantages for the treatment of Type 2 diabetes. The insulin-dependent profile could produce more sensitive control of blood sugar levels, since the drug would be most active when blood sugar levels, and therefore insulin levels, are increased. The second profile may be more advantageous in later stage Type 2 diabetes, when insulin release is more severely impaired and insulin injections are required. A drug with this profile of activity could delay the need for injected insulin.

  We have shown that members of the TLK17411 group are sufficiently potent to allow oral administration. Furthermore, they do not cause genetic mutations in standard tests, which is a prerequisite for a product candidate to proceed for further development.

  Development Strategy

  We anticipate selecting a product candidate from the family of insulin receptor activators by the end of 2000 and initiating the necessary preclinical testing to support the filing of an IND with the FDA and advancement into phase I clinical testing.

  In the phase I clinical trial, we intend to evaluate the safety, pharmacokinetics and blood sugar lowering effects of the product candidate in healthy volunteers. In a second phase I clinical trial, we intend to evaluate the effects of multiple doses of the drug in patients with Type 2 diabetes.

  Our collaborator, Sanwa, has commercialization rights in Japan and most other Asian countries. We have retained those rights in the rest of the world. We intend to retain commercial rights in North America, and we will seek a collaborator to lead the commercial development program in the remaining territories.

                          Research Discovery Programs

  In addition to generating our current product portfolio, TRAP has allowed us to build our research pipeline with product candidates against targets in cancer, diabetes, inflammatory diseases and stroke. We have chosen to pursue those protein targets that have engendered a high level of interest in the drug discovery community, address important unmet clinical needs and whose modulation will have a beneficial effect in treating a given disease.

IGF-1 receptor inhibitor for cancer

  Insulin-like growth factor-1, or IGF-1, is an important protein target for cancer therapy. Blood levels of IGF-1 are increased in prostate cancer patients and represent a significant risk factor for the development of prostate cancer in healthy males. Increases in the amount of the IGF-1 receptor predict a poor prognosis in breast cancer. Using TRAP technology, we have identified two families of small molecules that inhibit the interaction of IGF-1 with its receptor. Compounds from each family have been shown to inhibit the growth of cancer cells.

Chemokine antagonists for inflammatory diseases

  Inflammation is an important response of the body to injury and infection. If the inflammation becomes excessive or prolonged, it can lead to pathological conditions, including asthma, inflammatory bowel disease, multiple sclerosis, psoriasis, rheumatoid arthritis and septic shock. An early step in the inflammatory response is the attraction of white blood cells, or leukocytes, from the circulatory system to damaged or infected tissue by messenger molecules called chemokines.

  Our research has identified inhibitors selective for three important chemokine mediators of the inflammatory response: MCP-1, MIP-1(alpha) and IL-8. These inhibitors block the interaction of each chemokine with its protein receptor and, in the most advanced of these programs, are active in an animal model of inflammatory disease.

Caspase-3 inhibitors for stroke

  The major cause of stroke is lack of blood flow, or ischemia, in a region of the brain. Loss of blood flow is directly responsible for the loss of brain cells. An additional loss of cells occurs over the next few hours to days, through a process initiated by the cells themselves, called apoptosis. This secondary loss of cells increases the disability produced by the stroke. Apoptosis is carried out by specialized proteins in the cell, called caspases, and particularly, caspase-3. We have identified small molecules that selectively inhibit caspase-3 and prevent apoptosis in cells.

                                TRAP Technology

  Our TRAP technology is designed to rapidly and efficiently identify small molecule drug candidates that act on disease related protein targets.

Background

  Small Molecule Drugs, Protein Targets and Disease. All drugs interact with molecules in the body called proteins. Disease results from the abnormal production and function of proteins. Drugs restore normal protein production or function, either by acting directly on disease-related proteins or by acting on other proteins in a compensatory manner. Small molecule drugs are a class of drugs that remain the preferred treatment for most diseases, because they may be administered orally and, unlike the protein class of drugs, act on targets both external and internal to the cell. Small molecule drugs are particularly appropriate for the treatment of chronic diseases that require the daily administration of medications over many years. Historically, the opportunity to commercialize small molecule drugs has been limited by the difficulty in discovering safe and effective small molecules.

  The Explosive Growth of New Protein Targets. The entire content of human DNA, known as the human genome, contains an estimated 100,000 genes, each of which contains genetic instructions for producing a unique protein. Because proteins are drug targets and genes contain the instructions for making proteins, a massive government and private effort was undertaken in the 1980s to sequence the human genome with the hope that the comprehensive knowledge of the human genome would reveal the molecular cause for all diseases. The sequencing of the human genome is now nearing completion. Since most diseases involve complex interactions between proteins, we believe the number of potential protein targets for disease treatment is very large and will overwhelm the ability of current technologies to identify small molecule drugs.

  Drug Discovery Challenges Created by the Explosive Growth of New Protein Targets. Ultra high-throughput screening, or UHTS, is the dominant technology used to identify compounds active against protein targets. UHTS allows a large number of compounds, up to millions, to be screened against tens to hundreds of targets per year. The rate-limiting step in UHTS is usually developing the test, or assay, that will provide analytical information about the activity of compounds against the protein target. The effort and expense required for assay development, combined with the resource outlay necessary to execute millions of assays, tend to limit the application of UHTS to targets for which involvement in disease has been confirmed. The biological systems used in UHTS assays are highly simplified and may not give an accurate representation of how the target functions in an animal. Furthermore, the size of the library of compounds necessary to represent an adequate sampling of the compounds that could be synthesized for screening might exceed the screening capacity of even UHTS. The limitations of UHTS potentially create a critical bottleneck, since both validating a disease related protein target and initiating the process of drug discovery begins with the identification of a small molecule with an affinity for the protein target.

The TRAP solution

  Our proprietary Target-Related Affinity Profiling, or TRAP, technology offers solutions to the two major challenges facing drug discovery: the explosive growth in the number of new protein targets generated by the advances in genomics and the intrinsic limitations of the UHTS approach. TRAP offers several competitive advantages over UHTS, because it is able to accommodate thousands, rather than hundreds, of targets, is sufficiently efficient to screen unproven targets for the purpose of validation and avoids the use of highly simplified assays.

  We have discovered that there are a limited number of ways that proteins interact with small molecules and that these interactions can be simulated using a carefully selected panel of diverse proteins. TRAP takes advantage of this discovery to profile the interactions of small molecules with proteins using a panel of less than 20 proteins selected for their distinct patterns of interacting with small molecules. We believe that our panel of proteins simulates, either individually or in combination, most of the significant interactions between a small molecule and a protein. Furthermore, TRAP measures the diversity of compounds in a way that cannot be explained on the basis of chemical structure alone. Compounds that are structurally similar can have very different affinities for proteins and other biological properties, and, conversely, compounds that are structurally diverse may have similar affinities for proteins and other biological properties.

  By comparing the relative strengths of the interaction of a small molecule with each panel protein, a protein affinity profile, or fingerprint, is produced for the small molecule. One type of assay we use, called a binding assay, measures the interaction of a panel protein with a specially designed binding partner, or ligand, in the presence of a small molecule. If the small molecule has affinity for the same site on the panel protein as the ligand, the amount of ligand that binds will be reduced. This decrease in the amount of the ligand that binds is part of the small molecule's fingerprint.

  Using these fingerprints, we select a small subset of compounds, which we call the training set, that is sufficiently diverse in its protein recognition characteristics to represent our entire collection, or library, of small molecules. We screen this training set against the target of interest and use the resulting data to predict the type of small molecule-protein interactions present in the target. A model of small molecule interactions with the target is generated by mathematically combining the individual interactions of TRAP panel proteins, where the panel proteins to be included in the model are determined by the affinities of the initial subset of compounds for the target. We can then select from the library for assay those compounds that prefer these types of interactions. We have developed a set of computational tools, in the form of chemoinformatics algorithms, which are used to scan the library for patterns of protein affinity, since these patterns appear to correlate best with biological activity. The majority of active compounds in our library can be identified after screening as few as 200 compounds.

  We have used TRAP to assemble our library of small molecules, which is enriched by compounds that interact with proteins in a selective fashion and contains multiple compounds that can undergo each mode of protein interaction. We believe that this process creates a small molecule library with a greater likelihood of containing a compound that interacts with any specified protein, thus having a higher probability of generating drug candidates than a conventionally or randomly assembled library. As a consequence, TRAP identifies those small molecules with a higher probability of being drug candidates from within the universe of possible compounds, allowing their assembly into a manageable drug discovery library, by using their protein interaction characteristics. All of the known drugs that we have examined lie within the bounds of the library defined by TRAP.

  The ability of TRAP to identify active compounds after screening only a few hundred samples overcomes many of the limitations of UHTS. TRAP does not require assays capable of screening millions of compounds, thereby decreasing the time and resources necessary for assay development. TRAP permits the selection of a given target of interest from a much wider universe of targets by reducing the need to acquire targets and assay technologies and allows more physiologically relevant assay systems to be used. In addition, TRAP eliminates the need for large compound collections and sophisticated and expensive automation to support them, further lowering the financial barrier to screening and permitting its application to emerging biopharmaceutical companies. Finally, the overall efficiency and economy of TRAP allow multiple targets to be pursued simultaneously and permit the screening of higher risk, but potentially more valuable, targets.

  In summary, TRAP technology:

  . models protein targets to identify drug candidates faster and more efficiently;

  . creates a more drug-like small molecule library;

  . provides a search engine for identifying active compounds;

  . permits the use of more complex and physiologically relevant assays;

  . operates on numerous targets simultaneously;

  . gives access to a broader universe of targets;

  . allows the pursuit of riskier, but potentially more valuable, targets;

  . lowers the financial barrier for screening; and

  . accommodates thousands rather than hundreds of targets.

                          Collaborative Relationships

  We have established a number of joint discovery programs with other pharmaceutical, biotechnology and genomics companies. These collaborations exploit our TRAP technology platform and have the potential to identify new product development and commercialization opportunities either independently or pursuant to expanded collaborations. In addition, these collaborations have provided funding for our internal research and development programs.

  These collaborations include the following:

Sanwa

  Diabetes Collaboration Agreement

  In December 1996, we entered into a collaboration agreement with Sanwa establishing a program to discover and commercialize compounds that act on the insulin signal transduction pathway and are useful for the treatment of diabetes and insulin resistance. In exchange for Sanwa's payment of an initial fee and provision of research funding, we are employing our compound library, TRAP technology, and other drug discovery technologies to identify and optimize drug development candidates. The research portion of the collaboration will terminate on December 20, 2000.

  Under the collaboration agreement and a related license agreement, Sanwa has an exclusive, royalty-bearing license to commercialize human therapeutic products arising from the collaboration in Japan, Korea, Taiwan and China. Sanwa will make payments to us upon the achievement of specified milestones and will share its development data with us. In all other countries, we have rights to commercialize products containing compounds identified in the research collaboration, subject to obligations to Sanwa to share preclinical and clinical data. We also have an option to acquire from Sanwa a royalty-bearing license to develop and commercialize, outside the Sanwa territory, other products identified by Sanwa arising from the collaboration.

  Screening Services Agreement

  In December 1996, in addition to the diabetes collaboration agreement, we entered into a screening services agreement with Sanwa in which we agreed to employ our proprietary TRAP technology to identify compounds that are active against biological targets identified as disease related by Sanwa. In September 1997, and October 1998, this agreement was amended to increase the number of targets, extend the term of the agreement and include the optimization of two lead compounds, each for a period of two years. We are currently conducting the first optimization of a lead compound identified through the use of our TRAP technology. We are obligated to continue optimization of this or substitute active compounds through June 2001. Under the agreement, Sanwa has exclusive rights in Japan, Korea, Taiwan and China to commercialize the active compounds and inventions relating to these compounds. We have equivalent exclusive rights in North and South America. Elsewhere in the world, we will share with Sanwa all revenues arising from the active compounds and related inventions. The agreement will terminate on December 20, 2006.

  Equity Investment

  In connection with these agreements, Sanwa has invested an aggregate of $11.0 million in Telik, as more specifically described in the "Related party transactions" section.

Sankyo

  In March 1999, we entered into an agreement with Sankyo. In exchange for Sankyo's payment of a series of upfront fees, we are using our TRAP technology to identify compounds that are active against any of up to ten targets selected by Sankyo. Under the agreement Sankyo has an option to acquire an exclusive, worldwide license to commercialize products incorporating either compounds from our library with activity against the disease target or derivatives of these compounds. If Sankyo exercises the option, we are obligated to negotiate a separate royalty-bearing license agreement with Sankyo. If Sankyo does not exercise its option with respect to a particular target or if we are unable to reach agreement on the license during the specified period, Sankyo's exclusive rights with respect to such target will terminate and we will be free to pursue research and development with respect to the target on our own or with third parties. The agreement will terminate on the later of March 24, 2002 or the end of the period for entering into license agreements.

COR Therapeutics

  In January 1999, we entered into an agreement with COR to discover active molecules for up to five disease targets. In January 2000, we extended the term through at least January 12, 2001 at which time the agreement will terminate, unless COR selects a disease target for continued research and development. We are using our TRAP technology to identify compounds that are active against the disease targets selected by COR.

  Under the agreement, COR has an exclusive license to develop, make and commercialize worldwide, other than Japan, China, Taiwan, Korea and certain other Asian countries, products incorporating compounds derived from our library that have activity against those disease targets that COR selects for continued research and development. We have both an exclusive license to commercialize products outside the COR territory and an exclusive, worldwide license to commercialize products incorporating compounds derived from the Telik library with activity against those disease targets that COR does not select. Each party may develop and commercialize these products independently or with a third party, and each party will pay the other party royalties on such products. In addition, COR will pay us a license fee and additional fees upon achievement of specified development milestones.

Scios

  In February 1999, we entered into an agreement with Scios to employ our TRAP technology to discover small molecules that display activity against a disease target, chosen by Scios.

  Under the agreement, Scios has an option to acquire an exclusive, royalty-bearing license to commercialize worldwide, other than Japan, China, Taiwan, Korea and certain other Asian countries, products incorporating compounds derived from the Telik library with activity against the disease target. If Scios exercises the option, we will receive a licensing fee, and potential milestone and royalty payments and an exclusive, royalty-free license to commercialize these products outside the Scios territory. The parties will share data arising from their development of these products, and we may perform development or compound optimization work on behalf of Scios. We will retain all rights with respect to compounds for which Scios does not exercise its option and, in the event that Scios does not satisfy certain diligence requirements, we will receive an exclusive, worldwide, royalty-free license to develop, make and commercialize the relevant products.

Genaissance Pharmaceuticals

  In February 1998, we entered into a research agreement with Genaissance Pharmaceuticals. We amended this agreement in February 1999 to extend the term of the agreement. Under the terms of the agreement, we are using our TRAP technology to validate novel variants of the estrogen receptor through the identification of compounds from our library that exhibit selective pharmacological activity. We will jointly own the compounds or other intellectual property rights arising from the collaboration and have agreed to jointly seek a third party for a corporate partner to continue development of these compounds. We will share research funding proportionate to our research commitments and will share equally the other revenues received from any resulting license agreements. The agreement will terminate if we have not entered into a third party license agreement or otherwise agreed to a joint development program by August 11, 2000. Upon termination, the parties are obligated to consult with each other before independently developing the jointly owned compounds and other intellectual property rights.

                      Patents and Proprietary Information

  Our success depends on our ability and the ability of our collaborators to obtain patents for compounds, technologies and products resulting from the application of these technologies, to defend patents once obtained, and to maintain trade secrets both in the United States and foreign countries. Accordingly, patents and other proprietary rights are an essential element of our business. As of January 1, 2000, 36 patents based on our discoveries have been granted in the United States and 56 abroad. In addition, more than 16 applications are pending in the United States and more than 79 abroad. Our policy is to aggressively file patent applications to protect new chemical entities, technology, other inventions and improvements to inventions that are commercially important to the development of our business. Applications pertaining to our core technology cover new chemical compounds, uses of compounds, pharmaceutical compositions, formulations, methods of compound preparation, methods of chemical classification, protein profiles of compounds and computational methods to analyze these protein profiles.

  We also rely on trade secret information, technical know-how and innovation to continuously expand our proprietary position. We require our employees and consultants to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement.

                                  Competition

  Competition in the pharmaceutical and biotechnology industries is intense. Many pharmaceutical or biotechnology companies have products on the market and are actively engaged in the research and development of products that are competitive with our potential products. Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial, manufacturing, sales, distribution and technical resources and more experience in research and development, clinical trials and regulatory matters, than we do.

                           Regulatory Considerations

  The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous review by the FDA under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations. Non-compliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve marketing applications or allow us to enter into supply contracts and criminal prosecution. The FDA also has the authority to revoke previously granted marketing authorizations.

  Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish a product candidate's safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance and may involve ongoing requirements for post-marketing studies. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have exclusive rights to exploit them.

  Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the initial efficacy and safety of the product. The FDA under its Good Laboratory Practices regulations regulates preclinical studies. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring these studies to be replicated. The results of the preclinical tests together with manufacturing information and analytical data are submitted to the FDA as part of an Investigational New Drug application, or an IND, which must be approved by the FDA before we can commence clinical investigations in humans. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA.

  Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practice, or GCP, under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Investigational Review Board, or IRB, and with patient informed consent. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

  Clinical trials are conducted in three sequential phases but the phases may overlap. Phase I clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of the phase I clinical trial is to establish initial data about the safety and tolerance of the product in humans. In phase II clinical trials, in addition to safety, the efficacy of the product is evaluated in limited patients with the target disease. Phase III trials typically involve additional testing for safety and clinical efficacy in expanded, large-scale, multi-center studies of patients with the target disease.

  All of our contract manufacturers and we are required to comply with the applicable FDA current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products.

  Outside the United States, our ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one EU member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted.

                                 Manufacturing

  We are using third party manufacturers to produce clinical supplies of TLK286 under the FDA's current Good Manufacturing Practices, or cGMP, regulations. We are evaluating potential drug manufacturers to produce clinical supplies of TLK199. In the insulin receptor activator program, we have developed preparative routes to our lead compounds that would be suitable for their commercial production.

  We intend to continue to use third-party contract manufacturers or corporate collaborators for the production of material for use in preclinical studies, clinical trials, manufacture of future products and commercialization. The manufacture of our potential products for preclinical and clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA and to other applicable domestic and foreign regulations.

                                   Employees

  As of March 30, 2000, we had a workforce of 36 full-time employees, 12 of whom hold PhD or MD degrees, or both, and eight of whom hold other advanced degrees. Of our total workforce, 27 are engaged in research and development and nine are engaged in business development, finance and administration. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe that our relations with our employees are good.

                                   Facilities

  Our facilities consist of approximately 20,680 square feet of research and office space located at 750 Gateway Boulevard in South San Francisco, California, that is leased to us until December 31, 2002. We have the option to renew this lease for one additional period of five years. We believe our existing facilities are adequate to meet our requirements through the year 2005.

                        Scientific and Clinical Advisors

  We utilize scientists and physicians to advise us on scientific and medical matters including medicinal and computational chemistry, biochemistry, immunology, enzymology, molecular and cell biology, pharmacology and clinical trials.

  The following table lists our Scientific and Clinical Advisors:

               Name                              Title/Affiliation
               ----                              -----------------
 Joseph R. Bertino, MD ........... Chairman, Molecular Pharmacology and
                                   Therapeutics Program, Sloan-Kettering
                                   Institute for Cancer Research, Memorial
                                   Sloan-Kettering Cancer Center, New York

 Perry J. Blackshear, MD, PhD..... Clinical Director, Office of Clinical
                                   Research, National Institute of
                                   Environmental Health Sciences, North
                                   Carolina

 Ronald H. Blum, MD............... Director, Cancer Center and Programs, Beth
                                   Israel Medical Center, New York

 Richard F. Borch, MD, PhD........ Eli Lilly Distinguished Professor of
                                   Medicine, Head, Department of Medicinal
                                   Chemistry and Molecular Pharmacology,
                                   Lafayette Center for Medical Education,
                                   Purdue University, Indiana

 Michael J. Buchmeier, PhD........ Professor and Director, Emerging Virus
                                   Research Center, Scripps Research Institute,
                                   California

 Fritz R. Buhler, Prof. Dr. Med... Vice-Chairman, International Biomedicine
                                   Management Partners, Inc., Director,
                                   European Center for Pharmaceutical Medicine,
                                   University of Basel, Switzerland

 M. Sheila Donnelly, MD........... Instructor of Medicine, Harvard Medical
                                   School and Clinical Associate, Dana Farber
                                   Cancer Center, Massachusetts

 Jurgen Drews, Prof. Med. ........ Chairman, International Biomedicine
                                   Partners, Inc., Switzerland

 Peter D. Eisenberg, MD .......... Medical Director, Marin Cancer Institute,
                                   San Rafael, California

 Ira D. Goldfine, MD ............. Professor, University of California at San
                                   Francisco, Director, Division of Diabetes
                                   and Endocrine Research, Mount Zion Medical
                                   Center of the University of California at
                                   San Francisco

 Jordan U. Gutterman, MD ......... Professor and Chairman, Department of
                                   Clinical Immunology and Biological Therapy,
                                   The University of Texas M.D. Anderson Cancer
                                   Center

 W. David Henner, MD PhD.......... Professor of Medicine and Pharmacology,
                                   Oregon Health Sciences University

 Lawrence M. Kauvar, PhD.......... Founder and President, Trellis
                                   Bioinformatics, Inc.

 Bengt Mannervik, PhD............. Professor, Department of Biochemistry,
                                   Uppsala University, Sweden

 Daria Mochly-Rosen, PhD.......... Associate Professor, Department of Molecular
                                   Pharmacology, Stanford University School of
                                   Medicine, California

 John W. Sedat, PhD............... Professor of Biochemistry, Department of
                                   Biochemistry and Biophysics, University of
                                   California at San Francisco

 David Sidransky, MD ............. Professor of Otolaryngology, Oncology,
                                   Pathology and Cellular and Molecular
                                   Medicine, Director, Head and Neck Cancer
                                   Research Division, Johns Hopkins University,
                                   Maryland

 John A. Tainer, PhD.............. Member and Professor, Department of
                                   Molecular Biology, Scripps Research
                                   Institute, California

 Kenneth D. Tew, PhD.............. Chairman of Pharmacology Department, Fox
                                   Chase Cancer Center, Adjunct Professor
                                   Pharmacology, University of Pennsylvania

 Sabina K. Wallach, MD ........... Physician, Scripps Memorial Hospital,
                                   California

 Harel Weinstein, DSc ............ Professor and Chairman, Department of
                                   Physiology and Biophysics, Mount Sinai
                                   School of Medicine, Director, Institute for
                                   Computational Biomedicine, Mount Sinai
                                   School of Medicine

                               Legal Proceedings

  We are currently not a party to any legal proceedings.

                                   MANAGEMENT
--------------------------------------------------------------------------------

Executive Officers, Directors and Key Personnel

  The following table sets forth information regarding our executive officers, directors and key personnel.

Name                        Age                    Position
----                        ---                    --------
Executive Officers and
 Directors
Michael M. Wick, MD, PhD..   54 President, Chief Executive Officer and Chairman
Cynthia M. Butitta........   45 Chief Financial Officer
Reinaldo F. Gomez, PhD....   54 Vice-President, Corporate Alliances
David R. Bethune..........   59 Director
Jean Deleage, PhD.........   59 Director
Jerrold L. Glick..........   57 Director
David W. Martin, Jr., MD..   59 Director
Stefan Ryser, PhD.........   40 Director

Key Personnel
Michael R. Kozlowski,
 PhD......................   46 Vice President, Biology Research
Steven R. Schow, PhD......   50 Vice President, Chemistry Research
Hugo O. Villar, PhD.......   41 Vice President, Discovery Technologies

  Michael M. Wick, MD, PhD has served as our Chairman of the board of directors since January 2000, as our Chief Executive Officer since July 1999 and as our President since June 1998. Dr. Wick served as our Chief Operating Officer from December 1997 until June 1998, and as our Executive Vice President, Research and Development, from December 1997 until June 1998. He has been one of our directors since December 1997. Prior to joining us in December 1997, Dr. Wick was Senior Vice President of Research for CV Therapeutics, a public biotechnology company, from May 1995 until May 1997 and continued as a consultant until December 1997. Dr. Wick served as Executive Director of oncology/immunology and clinical research at Lederle Laboratories, a division of American Cyanamid, a pharmaceutical company, from September 1990 until May 1995, and also directed the Cynamid/Immunex joint oncology research program. Dr. Wick began his career at Harvard Medical School, where he served as an Associate Professor from July 1981 until June 1994 and Chief of the Melanoma Clinic and Laboratory of Molecular Dermatological Oncology at the Dana Farber Cancer Institute from September 1980 until September 1992. Dr. Wick holds a PhD degree in chemistry from Harvard University and an MD degree from Harvard Medical School.

  Cynthia M. Butitta has served as our Chief Financial Officer since August 1998. Ms. Butitta also provides financial consulting services as a Partner in Altair Capital Associates LLC, which she co-founded in November 1998, and Butitta Consulting Services LLC, which she founded in September 1997. From December 1995 until September 1997, Ms. Butitta was Vice President of Finance and Administration and Chief Financial Officer for Connetics, Inc., a biotechnology company. From June 1994 until December 1995, she was Vice President of Finance and Administration and Chief Financial Officer for InSite Vision, Inc., a biotechnology company. Ms. Butitta holds a BS degree in business and accounting from Edgewood College in Madison, Wisconsin, and an MBA degree in finance from the University of Wisconsin, Madison.

  Reinaldo F. Gomez, PhD has served as our Vice President, Corporate Alliances since January 1998. He served as our Vice President, Research and Development from September 1996 until December 1997. From August 1995 to September 1996, Dr. Gomez served as our Vice President, Project Management. Dr. Gomez served as our Chief Executive Officer from July 1992 to August 1995. He served as our President from May 1991 until August 1995 and as one of our directors from

May 1991 until January 1997. Over a ten-year period prior to that, Dr. Gomez held various research positions at Genentech, Inc., a biotechnology company, including that of Vice President of Discovery Research. During his tenure at Genentech, Dr. Gomez directed that company's major drug development effort for tissue plasminogen activator (t-PA), which led to the filing of the application for FDA marketing approval in 1986. He previously served on the faculty of the Massachusetts Institute of Technology (MIT) as Associate Professor in Nutrition and Food Science. Dr. Gomez received his BS and MS degrees in food science from the University of Florida and his PhD in nutrition and food science from MIT.

  David R. Bethune has served as one of our directors since December 1999. Mr. Bethune has 34 years of experience in the pharmaceutical and biopharmaceutical industries. Since February 2000, he has served as Chairman and Chief Executive Officer of Atrix Laboratories, a pharmaceutical company, and became acting Chief Executive Officer of Atrix in August 1999. He has also served as a director of Atrix since April 1995. From July 1997 until October 1998, Mr. Bethune was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. From March 1995 until June 1997, he served as President and Chief Executive Officer for Aesgen, Inc., a pharmaceutical company. Mr. Bethune has held various positions at American Cyanamid Company, a pharmaceutical company, from February 1988 until February 1995. Mr. Bethune also served as President of Operations and Vice President and General Manager of U.S. Pharmaceuticals for G. D. Searle & Co., a pharmaceutical company, from June 1984 until January 1988. Mr. Bethune is a director of St. Charles Pharmaceutical Co., a pharmaceutical company, and the Female Health Company, a company that sells female health products. Mr. Bethune holds an AB degree in Accounting and Finance from Lenoir-Rhyne College and a masters degree in Executive Management from Columbia University.

  Jean Deleage, PhD has served as one of our directors since August 1994. Dr. Deleage is a founder and Managing General Partner of Alta Partners, a venture capital partnership investing in information technologies and life science companies. From 1979 to 1996, Dr. Deleage was a Managing Partner of Burr, Egan, Deleage & Co., a venture capital firm. Dr. Deleage was a founder of Sofinnova, a venture capital organization in France, and Sofinnova, Inc., a U.S. subsidiary of Sofinnova. Dr. Deleage is a director of Flamel Technologies S.A., a polymer engineering company and Aclara Biosciences, Inc., a biotechnology company. In 1993, he was awarded the Ordre National du Merite and the Legion of Honor from the French government. Dr. Deleage received a Baccalaureate in France, an MS degree in electrical engineering from Ecole Superieure d'Eletricite and a PhD in economics from the Sorbonne.

  Jerrold L. Glick has served as one of our directors since 1988, as our Chairman of the board from 1988 until November 1995, and as our Secretary from December 1988 until November 1990. Mr. Glick has been a General Partner of Columbia Group Limited, LLP, a real estate development company, since 1972. In 1991, Mr. Glick founded QualiCenters, Inc., a multi-state provider of dialysis services and served as its secretary and director until 1997. He is a director of Urban Ventures LLC, a real estate development company; director, Secretary and Vice President of AML/APL, Inc., a clinical laboratory services company; director and Secretary of RV Management Corp., a multi-state provider of dialysis services; and director of Republic Financial Corporation, a financial services company. Mr. Glick received a BS degree in finance from the University of Southern California.

  David W. Martin, Jr., MD has served as one of our directors since August 1997. In July 1997, Dr. Martin co-founded Eos Biotechnology, Inc., a biotechnology company, and has been its President and Chief Executive Officer since July 1997. From May 1995 until November 1996, he served as President and Chief Executive Officer of Lynx Therapeutics, a company that develops technology for measuring gene activities. From January 1994 until April 1995, Dr. Martin held various positions at Chiron Therapeutics, a biotechnology company. He was Executive Vice President of Research and

Development at The DuPont Merck Pharmaceutical Co., a pharmaceutical company, from January 1991 until January 1994. From January 1983 until September 1990, Dr. Martin served as the first Vice President of Research and Development of Genentech, a biotechnology company. Dr. Martin is a director of Varian Medical Systems, Inc., a spin-off of Varian Associates, Inc., a company that develops and markets radiation equipment and software, and Cubist Pharmaceuticals, Inc., a company that discovers and develops anti-infective drugs. Dr. Martin holds an MD degree from Duke University.

  Stefan Ryser, PhD has served as one of our directors since September 1998. Dr. Ryser has served as Chief Executive Officer, member and delegate of the board of International Biomedicine Management Partners Inc., a company that manages investments in biotechnology companies on behalf of International BM Biomedicine Holdings Inc., since January 1998. From January 1989 until December 1997, Dr. Ryser held various positions at F. Hoffmann-La Roche Ltd. (Roche), a pharmaceutical company, including Scientific Assistant to the President of Global Research and Development, and was responsible for maintaining the scientific liaison between Roche and Genentech. From January 1991 until December 1997, Dr. Ryser served as a member of the Brussels-based senior advisory group of EuropaBio, a European biotechnology organization. Dr. Ryser is a director of Genaissance Pharmaceuticals, Inc., a genomics company; Arena Pharmaceuticals, a biotechnology company, and Cytokinetics, Inc., a biotechnology company. Dr. Ryser received a PhD degree in molecular biology from the University of Basel.

  Michael R. Kozlowski, PhD has served as our Vice President of Biology Research since March 2000. He served as our Senior Director of Discovery Biology from June 1998, and as our Director of Pharmacology since March 1998. Prior to joining us, Dr. Kozlowski served as a Program Director and Director of Assay Development and Screening at Geron Corporation, a biotechnology company, from January 1994 until March 1998. Dr. Kozlowski was a Senior Scientist/Principle Scientist at Bristol-Myers Squibb Co., a pharmaceutical company, from June 1987 until December 1993. Dr. Kozlowski earned his BS in biology from The California Institute of Technology in June 1976 and his PhD in biology in March 1983 from the University of California at Irvine.

  Steven R. Schow, PhD has served as our Vice President of Chemistry Research since March 2000. He served as our Senior Director of Medicinal Chemistry from March 1998 until March 2000. Prior to joining us, Dr. Schow served as a Director of Medicinal Chemistry at CV Therapeutics, a biotechnology company, from May 1995 to March 1998. He served as a Senior Group Leader at Lederle Laboratories, a division of American Cyanamid, a pharmaceutical company, from November 1991 until May 1995. Dr. Schow earned his PhD degree in organic chemistry in October 1977 from the University of California at Los Angeles.

  Hugo O. Villar, PhD has served as our Vice President, Discovery Technologies since February 1998. Dr. Villar previously served as our Director of Chemistry from May 1995 until February 1998, and as a Senior Scientist from October 1992 to May 1995. Prior to joining us, Dr. Villar served as a director of computational pharmacology at Molecular Research Institute, a not-for-profit research organization, from July 1989 until October 1992. He was also a computational chemist at SRI International, a not-for-profit research organization, from May 1988 until June 1989. Dr. Villar earned an MS degree in December 1981 and PhD degree in December 1985 in chemistry from the Universidad Nacional de La Plata, Argentina.

  Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers. No director has a contractual right to serve as a member of our board of directors.

                                Board Committees

  Audit Committee. Our audit committee, consisting of Dr. Martin and Messrs. Bethune and Glick, reviews our internal accounting procedures and the services provided by our independent auditors.

  Compensation Committee. Our compensation committee reviews and recommends to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee currently consists of Drs. Deleage and Ryser and Mr. Bethune. Mr. Glick served on our compensation committee from November 1992 until March 2000. Mr. James Gower served on our compensation committee from November 1992 until December 1999, when he retired from the board.

                           Compensation of Directors

  We do not provide cash compensation to members of our board of directors for serving on our board of directors or for attendance at committee meetings. Members of our board of directors are reimbursed for some expenses in connection with attendance at board and committee meetings. In consideration for services as directors, on December 17, 1999, we granted an option to purchase 5,000 shares of common stock to Mr. Bethune and 2,500 shares of common stock to each of Drs. Deleage, Martin and Ryser and Mr. Glick at an exercise price of $1.60 per share. The $1.60 per share exercise price for these options was equal to the fair market value of the common stock on the date of grant as determined by our board of directors. Twenty-five percent of these options vest immediately upon grant and the remaining shares vest in equal installments over the next forty-eight months.

                             Executive Compensation

  The following table sets forth information concerning the compensation that we paid during 1999 to our Chief Executive Officer and each of the three other executive officers during 1999. There were no other executive officers during this period. All option grants were made under our 1996 Stock Option Plan.

Summary compensation

                                                       Long Term
                                           Annual     Compensation
                                        Compensation   Securities
                                       --------------  Underlying   All Other
   Name and Principal Position          Salary  Bonus   Options    Compensation
   ---------------------------         -------- ----- ------------ ------------
Michael M. Wick....................... $270,000  $--    150,000         --
 President, Chief Executive Officer
 and Chairman(1)
Clifford Orent........................  229,450   --         --         --
 Vice-Chairman(2)
Reinaldo F. Gomez.....................  209,467   --         --         --
 Vice-President, Corporate Alliances
Cynthia M. Butitta....................  120,000   --         --         --
 Chief Financial Officer

-----------------
(1) Dr. Wick was promoted to Chief Executive Officer in July 1999 and Chairman in January 2000.
(2) Mr. Orent served as Chairman and Chief Executive Officer through June 1999 and Chairman through December 1999. Mr. Orent retired from Telik in March 2000.

  The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and each of our three other executive officers during 1999. Options granted to purchase shares of our common stock under our 1996 Stock Option Plan generally vest over a four-year period. Twenty-five percent of the initial option grant vests on the one year anniversary of employment and the remainder vests in a series of equal monthly installments beginning on the one year anniversary of employment and continuing over the next three years of service. Subsequent options granted generally vest according to the same schedule. The exercise price per share is equal to the fair market value of our common stock on the date of grant as determined by our board of directors. The percentage of total options was calculated based on options to purchase an aggregate of 246,050 shares of common stock granted to employees under our stock option plan in 1999. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date based on the fair market value of the common stock on the date of grant.

Option grants in 1999

                                       Individual grants
                          --------------------------------------------
                                                                          Potential
                                                                         Realizable
                                                                          Value at
                                                                       Assumed Annual
                                                                       Rates of Stock
                          Number of  Percentage of                          Price
                          Securities Total Options                      Appreciation
                          Underlying  Granted to                       for Option Term
                           Options   Employees in  Exercise Expiration ---------------
                           Granted    Fiscal Year   Price      Date    5% ($)  10% ($)
                          ---------- ------------- -------- ---------- ------- -------
Michael M. Wick.........   150,000       61.0%      $1.60    07/30/09  150,935 444,748
 President, Chief
 Executive Officer and
 Chairman
Clifford Orent..........        --         --          --          --       --      --
 Vice-Chairman(1)
Reinaldo F. Gomez.......        --         --          --          --       --      --
 Vice-President,
 Corporate Alliances
Cynthia M. Butitta......        --         --          --          --       --      --
 Chief Financial Officer

-----------------
(1) Mr. Orent served as Chairman and Chief Executive Officer through June 1999 and Chairman through December 1999. Mr. Orent retired from Telik in March 2000.

  The following table sets forth summary information regarding the number and value of options held as of December 31, 1999 by our Chief Executive Officer and each of our three executive officers. These executive officers did not exercise any options in 1999. Amounts shown in the value of unexercised in-the-money options at December 31, 1999 column are based on an initial public
offering price of $    per share without taking into account any taxes that may
be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the aggregate exercise price payable for these shares.

1999 Option Values

                                                                   Value of
                                                                  Unexercised
                                               Number of         In-The-Money
                                         Securities Underlying    Options at
                                         Unexercised Options at  December 31,
                                           December 31, 1999         1999
                                         ---------------------- ---------------
                  Name                     Vested    Unvested   Vested Unvested
                  ----                   ---------- ----------- ------ --------
Michael M. Wick ........................    220,875    478,125
 President, Chief Executive Officer and
 Chairman
Clifford Orent..........................    403,803    202,447
 Vice-Chairman(1)
Reinaldo F. Gomez ......................    142,396     88,021
 Vice President, Corporate Alliances
Cynthia M. Butitta......................     96,000         --
 Chief Financial Officer

-----------------
(1) Mr. Orent served as Chairman and Chief Executive Officer through June 1999 and Chairman through December 1999. Mr. Orent retired from Telik in March 2000.

                                 Benefit Plans

2000 Equity Incentive Plan

  We adopted our 2000 Equity Incentive Plan in March 2000 to replace our 1988 Stock Option Plan and our 1996 Stock Option Plan.

  Share Reserve. We have reserved a total of 2,000,000 shares of our common stock for issuance under the incentive plan. On each January 1, starting with January 1, 2001 continuing through and including January 1, 2010, the share reserve automatically will be increased by a number of shares equal to the least of:

  . 5% of our then outstanding shares of common stock;

  . 1,500,000 shares; or

  . a number determined by our board.

  If the recipient of a stock award does not purchase the shares subject to such stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan.

  Administration. The board administers the incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

  . who will receive awards under the incentive plan;

  . the dates on which such awards will be granted;

  . the number of shares subject to the awards;

  . the vesting and exercisability of the awards;

  . the exercise price of the awards;

  . the type of consideration that may be used to satisfy the exercise price;
    and

  . the other terms of the awards.

  Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

  Limits on Option Grants. There are limits on the number of shares that the board may grant under an option. No employee may receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. For this purpose, the value of incentive stock options is determined based upon the fair market value of the common stock underlying such options on the date of grant.

  Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The board may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. Options may have a term of up to 10 years. Options may, but need not, vest in installments according to a schedule established on the grant date. The board, however, may accelerate the vesting of such options.

  Terms of Other Stock Awards. The board determines the purchase price of other stock awards, which may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a cash purchase price. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such awards.

  Stock Awards Granted. No stock options or other awards have been issued under the incentive plan.

  Plan Termination. The incentive plan will terminate in March 2010 unless the board terminates it prior to that time.

1988 Stock Option Plan and 1996 Stock Option Plan

  Our 1988 and 1996 Stock Option Plans will terminate as of the effective date of this offering, though the termination will have no effect on the options that are outstanding under these plans. No new stock options will be granted under these plans after the completion of this offering. Generally, the exercise price of the options granted under these plans is equal to the fair market value on the date of grant as determined by the board.

  As of March 23, 2000, we have granted incentive stock options and nonstatutory stock options to purchase an aggregate of 4,648,182 shares under the 1988 and 1996 Stock Option Plans and outside the plans; issued an aggregate of 281,842 shares upon the exercise of options; and options to purchase 3,096,518 shares at a weighted average exercise price of $1.40 were outstanding.

2000 Non-Employee Directors' Stock Option Plan

  We adopted the 2000 Non-Employee Directors' Stock Option Plan in March 2000. The Directors' Plan will become effective on the effective date of this offering. The Directors' Plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.

  Share Reserve. We have reserved a total of 300,000 shares of our common stock for issuance under the Directors' Plan. If an optionholder does not purchase the shares subject to such option before the option expires or otherwise terminates, the shares that are not purchased again become available for issuance under the Directors' Plan.

  Administration. The board administers the Directors' Plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the Directors' Plan, but the Directors' Plan specifies the essential terms of the options, including:

  . who will receive options under the directors' plan;

  . the dates on which such options will be granted;

  . the number of shares subject to the options;

  . the vesting schedule applicable to the options;

  . the exercise price of the options; and

  . the type of consideration that may be used to satisfy the exercise price.

  Eligibility. Each non-employee director who is serving on the effective date of this offering will automatically be granted an option to purchase 20,000 shares of common stock. Each person who is elected or appointed to be a non-employee director for the first time after the effective date of this offering will be granted an option to purchase 20,000 shares of common stock upon such election or appointment. In addition, each non-employee director who continues to serve as a non-employee director automatically will be granted an option to purchase 5,000 shares of common stock on the day following each annual meeting of our stockholders. The number of shares subject to the grants to be made following each annual meeting will be pro-rated for any non-employee director who has not continuously served as a director for the entire 12-month period prior to the date of grant. Twenty-five percent of the shares subject to the options will vest on the first anniversary of the grant date and the remainder of shares will vest in equal monthly installments over the next three years. The vesting of each option will cease on the date the non-employee director holding such option ceases to provide services (whether as a director, employee or consultant) to us or one of our affiliates.

Option Terms. Options granted under the Directors' Plan will have an exercise price equal to 100% of the fair market value of the common stock on the grant date and a term of 10 years. As long as a non-employee director continues to serve with us or with one of our affiliates, whether in the capacity of a director, an employee or a consultant, the non-employee director's option will continue. Options will terminate three months after the non-employee director's service with the company and its affiliates terminates. However, if such termination is due to the non-employee director's disability, the exercise period will be extended to 12 months. If such termination is due to the non-employee director's death or if the non-employee director dies within three months after his or her service terminates, the exercise period will be extended to 18 months following death.

  Options Issued. Each of our directors will receive an option to purchase 20,000 shares of common stock at the initial public offering price.

  Plan Termination. The Directors' Plan will terminate in March 2010 unless the board terminates it prior to that time.

2000 Employee Stock Purchase Plan

  We adopted the 2000 Employee Stock Purchase Plan in March 2000.

  Share Reserve. We have authorized the issuance of 250,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the Purchase Plan. On each January 1, starting with January 1, 2001 and continuing through January 1, 2010, the share reserve will automatically be increased by a number of shares equal to the lesser of:

  . 1% of our then outstanding shares of common stock;

  . 150,000 shares; or

  . a number determined by our board of directors.

  Eligibility. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The Purchase Plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the Purchase Plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States may participate in offerings under the Purchase Plan.

  Administration. Under the Purchase Plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering;
    or

  . 85% of the fair market value of a share on the purchase date.

  The first offering under this plan will begin on the effective date of this offering. The fair market value of the shares on the first date of the first offering under this plan will be the initial public offering price.

  The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  . 85% of the fair market value of a share on the purchase date.

  If authorized by the board, participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the Purchase Plan.

  Other Provisions. The board may grant eligible employees purchase rights under the Purchase Plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

Description of 401(k) Plan

  We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 20% of his or her pre-tax compensation (up to a statutory limit, which is $10,500 in calendar year 2000). Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

         Employment Agreements and Termination of Employment Agreements

  We entered into an employment agreement with Michael M. Wick in August 1999 upon his promotion to the position of Chief Executive Officer. In December 1999, Dr. Wick was elected Chairman of the board which became effective in January 2000. Either Telik or Dr. Wick may terminate his employment at any time for any reason. In the event that Dr. Wick is terminated without cause, he is entitled to receive as severance, continued payment of his base salary and health care benefits for twelve months. The monthly vesting of stock options will also continue for the same twelve months.

  We entered into an employment agreement with Reinaldo F. Gomez in September 1999. His agreement with us terminates on August 31, 2000, unless extended by mutual agreement. In the event that Dr. Gomez is terminated without cause any time before August 31, 2000, he will be entitled to severance equal to the amount of his base salary and continue to receive health care benefits up to a three-month period. Either Telik or Dr. Gomez may terminate his employment at any time for any reason.

  In July 1998, we entered into an employment agreement with Cynthia M. Butitta, our Chief Financial Officer. Ms. Butitta serves us in a part-time capacity. Ms. Butitta is paid an annual base salary of $120,000 and was granted an option to purchase 96,000 shares of our common stock at an exercise price of $1.60 per share. As of November 1999, all such options were fully vested. Either Telik or Ms. Butitta may terminate her employment at any time. There are no severance provisions.

                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

Sale of Securities

  Since January 1997 through March 31, 2000, we have issued and sold the following securities in private placement transactions:

  . 107,498 shares of Series I preferred stock for an aggregate price of $5,374,900 in September 1997;

  . 210,000 shares of Series J preferred stock for an aggregate price of $10,500,000 in September 1998 and October 1998; and

  . 1,166,667 shares of Series K preferred stock for an aggregate price of $7,000,000 in March 2000.

  The following table sets forth the shares of common stock issuable upon conversion of preferred stock purchased by the holders of more than 5% of our outstanding stock and their affiliates. No executive officer or director purchased any shares, except Drs. Deleage and Ryser, who are affiliated with Alta V Management Partners, L.P. and International BM Biomedicine Holdings AG, respectively.

                                       Shares of common stock
                                    issuable upon conversion of:
                                    -----------------------------
                                    Series I  Series J  Series K
Executive officers, directors and   Preferred Preferred Preferred     Total
5% Stockholders                       Stock     Stock     Stock   Consideration
---------------------------------   --------- --------- --------- -------------
Sanwa Kagaku Kenkyusho Co., Ltd...   714,285  1,190,476            $8,000,000
Entities Affiliated with Alta V
 Management Partners, L.P.........   149,999             833,333   $5,630,000
Entities Affiliated with Alpha
 Venture Partners III.............    23,809                       $  100,000
Entities Affiliated with Delphi
 Management Partners II, L.P......   107,142                       $  450,000
Entities Affiliated with Weiss,
 Peck & Greer Venture Partners II,
 L.P..............................   135,714                       $  570,000
Entities Affiliated with Oxford
 Bioscience Management Corp.......   114,285                       $  480,000
Entities Affiliated with Advent
 International Corporation........   164,285                       $  690,000
International BM Biomedicine
 Holdings AG......................            1,309,523  166,667   $6,500,000

  We have entered into an amended and restated registration rights agreement with each of the purchasers of preferred stock set forth above, pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock following this offering.

  For a description of our collaboration agreements with Sanwa please refer to "Business--Collaborative relationships" section. In addition to the purchases of preferred stock noted in the above table, in December 1996, Sanwa purchased 60,000 shares of Series H preferred stock at the purchase price of $50 per share, convertible into 540,540 shares of common stock.

  Since October 1998, Dr. Gail L. Brown has served as a consultant to us on matters involving the clinical development of our products. Dr. Brown is the spouse of Dr. Wick, our President, Chief Executive Officer and Chairman. From January 1, 1999 through December 31, 1999, we have paid Dr. Brown an aggregate of $107,875 for professional services to Telik and reimbursed her $10,309 for expenses.

  We have entered into indemnification agreements with our directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into those agreements with our future directors and officers.

                             PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

The following table sets forth information with respect to the beneficial ownership of our common stock as of December 31, 1999 by:

  . each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

  . each of our directors and executive officers; and

  . all of our directors and executive officers as a group.

  Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. Percentage of beneficial ownership prior to the offering is based on 16,048,542 shares of common stock outstanding as of December 31, 1999, after giving effect to issuances, exercises and conversions referred to in the first paragraph following the table on "The offering". In accordance with the rules of the SEC, the amounts assume the exercise or conversion of all options that are exercisable within 60 days after December 31, 1999. The percentages of beneficial ownership assume no exercise of the underwriters' over-allotment option. Except as otherwise noted, the address of each person listed is c/o Telik, Inc., 750 Gateway Boulevard, South San Francisco, CA 94080.

                                                             Percent
                                                          Beneficially
                                            Number of         Owned
                                              Shares    -----------------
                                           Beneficially  Before   After
Name and Address of Beneficial Owner          Owned     Offering Offering
------------------------------------       ------------ -------- --------
Five percent stockholders
Sanwa Kagaku Kenkyusho Co., Ltd. .........  2,445,301     15.2%
 International Division
 35 Higashi-ku
 Nagoya 461
 Japan

International BM Biomedicine Holdings       1,476,190      9.2
 AG(1) ...................................
 Bank Julius Baer & Co., Ltd.
 c/o Brown Brothers Harriman & Co.
 59 Wall Street
 New York, NY 10005

Alta V Management Partners, L.P.(2) ......  2,027,773     12.6
 One Embarcadero Center
 Suite 170
 San Francisco, CA 94111

Advent International Corporation(3).......  1,199,555      7.5
 101 Federal Street
 Boston, MA 20110

Weiss, Peck & Greer Venture Partners II,    1,089,020      6.8
 L.P.(4)..................................
 555 California Street
 San Francisco, CA 94104

Delphi Management Partners II, L.P.(5) ...    874,996      5.4
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025


                                                      Percent Beneficially
                                          Number of           Owned
                                            Shares    ------------------------
                                         Beneficially   Before        After
Name and Address of Beneficial Owner        Owned      Offering      Offering
------------------------------------     ------------ ----------    ----------
Oxford Bioscience Management Corp.(6)..     867,814            5.4%
 650 Town Center Drive
 Suite 810
 Costa Mesa, CA 92626

Alpha Venture Partners III.............     769,840            4.8
 545 Middlefield Road
 Suite 170
 Menlo Park, CA 94025

Directors and executive officers
Michael M. Wick(7).....................     244,792            1.5
Stefan Ryser (1).......................   1,476,190            9.2
Jean Deleage (2).......................   2,038,462           12.7
Jerrold L. Glick (8)...................     129,027              *
David W. Martin, Jr.(9)................       7,474              *
David Bethune (9)......................       1,406              *
Reinaldo Gomez (10)....................     263,592            1.6
Cynthia M. Butitta (9).................      96,000              *
All directors and officers as a group
 (11) (8 persons)......................   4,256,943           25.7

-----------------
  *  Represents beneficial ownership of less than 1%.
 (1) Stefan Ryser, PhD, a Telik director, possesses voting and investment power with respect to the shares shown as beneficially owned by International BM Biomedicine Holdings. Shares shown as beneficially owned by Dr. Ryser include these shares. Dr. Ryser disclaims beneficial ownership of these shares.
 (2) Shares shown as beneficially owned by Alta V Management Partners are held by entities of which it is the general partner and are also included in the shares shown as beneficially owned by Jean Deleage, a Telik director and a general partner of Alta V Management Partners. Dr. Deleage disclaims beneficial ownership of these shares, except for the portion of these shares attributable to his partnership interest. Shares shown as beneficially owned by Dr. Deleage also include 10,689 shares issuable to him upon exercise of options exercisable within 60 days of December 31, 1999.
 (3) Held by entities managed by Advent International. Includes 7,500 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.
 (4) Held by entities of which Weiss, Peck and Greer Ventures Partners is the general partner or adviser. Includes 20,772 shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.
 (5) Held by entities of which Delphi Management Partners is the general partner.
 (6) Held by Oxford Bioscience Management or entities of which it is the general partner. Includes 5,000 shares issuable to it upon exercise of options exercisable within 60 days of December 31, 1999.
 (7) Includes 244,792 shares issuable to Dr. Wick pursuant to options exercisable within 60 days of December 31, 1999.
 (8) Held by Mr. Glick, who is a Telik director, entities which he may be deemed to control and members of his family. Includes 17,591 shares issuable to Mr. Glick upon exercise of options exercisable within 60 days of December 31, 1999.
 (9) Represents shares issuable upon exercise of options exercisable within 60 days of December 31, 1999.
(10) Held by Dr. Gomez, who is Vice President, Corporate Alliances of Telik, by him and his spouse as trustees of a family trust and his minor child who resides with him. Includes 151,510 shares issuable to Dr. Gomez upon exercise of options exercisable within 60 days of December 31, 1999.
(11) Includes 517,773 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

  Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

Common Stock

  As of March 31, 2000, there were 16,013,983 shares of common stock outstanding that were held of record by approximately 190 stockholders, after giving effect to the conversion of our then outstanding preferred stock into common stock which will occur at the closing of this offering. There will be shares of common stock outstanding after this offering. This amount excludes shares issuable upon exercise of the options described in the second paragraph after the table under "The offering."

  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Telik, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

  Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Telik, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Warrants

  We have outstanding warrants for the purchase of preferred stock which is convertible into an aggregate of 34,559 shares of common stock at an effective weighted average purchase price of $5.28 per share of common stock. These warrants will expire, unless exercised, prior to the closing of this offering.

Registration Rights of Stockholders

  Under the terms of an agreement with some of our stockholders, after the closing of this offering the holders of 13,305,117 shares of common stock will be entitled to demand that we register their shares under the Securities Act. At any time beginning six months after the closing of this offering, and on no more than two occasions, the holders of at least 50% of these shares can demand that we file a registration statement covering their shares. Also, if we propose to register any shares of common stock, these stockholders are entitled to include their shares in the registration. At any time after we become eligible to file a registration statement on Form S-3, the holders of these shares can demand that we file a registration statement on Form S-3 covering their shares. The agreement contains some limitations, including the right of the underwriters of an offering to limit the number of shares of these stockholders to be included in the registration.

Anti-Takeover Provisions of Delaware Law and Our Charter

  We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to this date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

  In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

  Our amended and restated certificate of incorporation requires that upon completion of the offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

  . substantially limits the use of cumulative voting in the election of directors;

  . provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  . authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

  Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The authorized number of directors is fixed in accordance with our certificate of incorporation. Our board of directors currently consists of six members who will be elected at each annual meeting of our stockholders. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

  Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

  Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding an aggregate of
    shares of common stock. The     shares sold in this offering will be freely
tradable, unless these shares are purchased by affiliates. Substantially all of the remaining shares are subject to a lock up agreement prohibiting their sale, without the consent of Warburg Dillon Read LLC, until 180 days after completion of this offering. After the lock up expires all of these shares will be freely tradable except for 9,937,206 shares owned by affiliates and 1,166,667 shares that will be restricted and not eligible for sale until March 31, 2001. The shares owned by affiliates, and after March 31, 2001 the remaining restricted shares, may be sold subject to volume limitations and other restrictions contained in Rule 144. Under Rule 144 an affiliate or a holder of restricted shares is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which
    will equal approximately     shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Stock Options

  Under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements. Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 5,646,518 shares of common stock subject to outstanding options and reserved for issuance under our 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Non-Employee Directors' Stock Option Plan that will become effective upon filing. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to the lock up agreements.

                                  UNDERWRITING
--------------------------------------------------------------------------------

  Telik and the underwriters for the offering have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Warburg Dillon Read LLC, Chase Securities Inc. and Legg Mason Wood Walker, Incorporated are the representatives of the underwriters.

                                                                             Number
                                                                               of
             Underwriters                                                    Shares
             ------------                                                    ------
   Warburg Dillon Read LLC..................................................
   Chase Securities Inc.....................................................
   Legg Mason Wood Walker, Incorporated.....................................
                                                                              ----
     Total..................................................................
                                                                              ====

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional        shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to an additional     shares.

                                                       No exercise Full exercise
                                                       ----------- -------------
Per share.............................................     $              $
  Total...............................................     $              $

  We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $   .

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $    per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed % of the shares of common stock to be offered.

  The underwriters have reserved for sale, at the initial public offering
price, up to     shares of our common stock being offered for sale to our
customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

  Telik, its directors, officers, stockholders and optionholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC, a registration statement under the Securities Act relating to any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

  Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . our prospects for future earnings, the present state of our development and our current financial position;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

                             VALIDITY OF THE SHARES
--------------------------------------------------------------------------------

  The validity of the shares of common stock in this offering will be passed upon for us by Cooley Godward LLP, San Francisco, California, and for the underwriters by Sullivan & Cromwell, Washington, D.C.

                                    EXPERTS
--------------------------------------------------------------------------------

  Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------

  We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is http://www.sec.gov.

  Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number is
(650) 244-9303.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Balance Sheets as of December 31, 1998 and 1999..........................  F-3
Statements of Operations for the years ending December 31, 1997, 1998 and
 1999....................................................................  F-4
Statement of Stockholders' Equity for the years ending December 31, 1997,
 1998 and 1999...........................................................  F-5
Statements of Cash Flows for the years ending December 31, 1997, 1998 and
 1999....................................................................  F-6
Notes to Financial Statements............................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Telik, Inc.

  We have audited the accompanying balance sheets of Telik, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telik, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
February 25, 2000

                                  TELIK, INC.

                                 BALANCE SHEETS

                                                                    Unaudited
                                                                    pro forma
                                                                  stockholders'
                                                December 31,        equity at
                                              ------------------  December 31,
                                                1998      1999        1999
                                              --------  --------  -------------
                                                (In thousands, except share
                                                    and per share data)
Assets
Current assets:
 Cash and cash equivalents................... $  2,196  $  1,950
 Short-term investments......................   12,206     5,606
 Prepaid expenses and other current assets...      497       337
                                              --------  --------
  Total current assets.......................   14,899     7,893
Property and equipment, net..................    1,566     1,197
Other assets.................................      121        80
                                              --------  --------
                                              $ 16,586  $  9,170
                                              ========  ========
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable............................ $    548  $    780
 Accrued contracts and other liabilities.....      688       680
 Deferred revenue............................    2,118     2,250
 Current portion of capital lease obligations
  and equipment loans........................      630       247
                                              --------  --------
  Total current liabilities..................    3,984     3,957
Noncurrent portion of capital lease
 obligations and equipment loans.............      272        25
Other long-term liabilities..................      153        58
Commitments
Stockholders' equity:
 Convertible preferred stock, $0.01 par
  value, issuable in series, 1,023,799 shares
  authorized in 1998 and 1999 (none pro
  forma), 1,020,150 shares issued and
  outstanding in 1998 and 1999 (none pro
  forma) (aggregate liquidation preference of
  $50,408 at December 31, 1998 and 1999).....       10        10    $     --
 Common stock; $0.01 par value, 23,000,000
  shares authorized in 1998 and 1999
  (35,674,594 shares pro forma), 2,196,038
  and 2,207,281 shares issued and outstanding
  in 1998 and 1999, respectively (14,881,875
  shares pro forma)..........................       22        22          32
 Additional paid-in capital..................   56,465    56,742      56,924
 Deferred stock compensation.................       --      (260)       (260)
 Accumulated deficit.........................  (44,320)  (51,384)    (51,384)
                                              --------  --------    --------
  Total stockholders' equity.................   12,177     5,130    $  5,312
                                              ========  ========    ========
  Total liabilities and stockholders'
   equity.................................... $ 16,586  $  9,170
                                              ========  ========

                                  TELIK, INC.

                            STATEMENTS OF OPERATIONS

                                              Years ended December 31,
                                       ----------------------------------------
                                           1997          1998          1999
                                       ------------  ------------  ------------
                                       (in thousands, except per share data)
Contract revenue from collaborations
 (including $1,500, $1,750 and $2,000
 from a related party in 1997, 1998
 and 1999, respectively).............  $      1,652  $      3,194  $      4,237
Costs and expenses:
 Research and development............         8,090         7,952         9,547
 General and administrative..........         2,470         2,149         2,152
                                       ------------  ------------  ------------
                                             10,560        10,101        11,699
                                       ------------  ------------  ------------
Loss from operations.................        (8,908)       (6,907)       (7,462)
Interest income, net.................           290           328           398
                                       ------------  ------------  ------------
Net loss.............................  $     (8,618) $     (6,579) $     (7,064)
                                       ============  ============  ============
Net loss per share, basic and
 diluted.............................  $      (3.95) $      (3.00) $      (3.21)
                                       ============  ============  ============
Weighted average shares used in
 computing net loss per share, basic
 and diluted.........................         2,184         2,194         2,204
Pro forma net loss per share, basic
 and diluted (unaudited).............                              $      (0.47)
                                                                   ============
Weighted average shares used in
 computing pro forma net loss per
 share, basic and diluted
 (unaudited).........................                                    14,879

                                  TELIK, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                (In thousands, except share and per share data)

                             Convertible
                           Preferred Stock    Common Stock   Additional   Deferred                   Total
                           ---------------- ----------------  Paid-In      Stock     Accumulated Stockholders'
                            Shares   Amount  Shares   Amount  Capital   Compensation   Deficit      Equity
                           --------- ------ --------- ------ ---------- ------------ ----------- -------------
 Balance at December 31,
  1996...................    667,150  $ 7   2,173,462  $22    $39,036      $          $(29,123)     $9,942
 Issuance of Series I
  preferred stock in
  September and November
  1997 at $50 per share,
  net of issuance costs..    143,000    1          --   --      7,092                       --       7,093
 Exercise of options to
  purchase common stock..         --   --      19,026   --         21                       --          21
 Net loss and
  comprehensive loss.....         --   --          --   --         --                   (8,618)     (8,618)
                           ---------  ---   ---------  ---    -------      -----      --------      ------
 Balance at December 31,
  1997...................    810,150    8   2,192,488   22     46,149                  (37,741)      8,438
 Issuance of Series J
  preferred stock in
  September and October
  1998 at $50 per share,
  net of issuance costs..    210,000    2          --   --     10,286                       --      10,288
 Exercise of options to
  purchase common stock..         --   --       3,550   --         30                       --          30
 Net loss and
  comprehensive loss.....         --   --          --   --         --                   (6,579)     (6,579)
                           ---------  ---   ---------  ---    -------      -----      --------      ------
 Balance at December 31,
  1998...................  1,020,150   10   2,196,038   22     56,465                  (44,320)     12,177
 Exercise of options to
  purchase common stock..         --   --      11,243   --         17                       --          17
 Deferred stock
  compensation...........                                         260       (260)
 Net loss and
  comprehensive loss.....         --   --          --   --         --                   (7,064)     (7,064)
                           ---------  ---   ---------  ---    -------      -----      --------      ------
 Balance at December 31,
  1999...................  1,020,150  $10   2,207,281  $22    $56,742      $(260)     $(51,384)     $5,130
                           =========  ===   =========  ===    =======      =====      ========      ======

                                  TELIK, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                  Years Ended December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
Operating activities
Net loss........................................ $ (8,618) $ (6,579) $ (7,064)
Adjustments to reconcile net loss to net cash
 used in operating activities:
 Depreciation and amortization..................    1,175       892       609
 Forgiveness of notes receivable from related
  parties.......................................       43        --        --
 Amortization of discount on investments........     (172)     (272)       99
 Short-term lease deposits......................       --        --       (49)
 Changes in operating assets and liabilities:
  Prepaid expenses and other current assets.....      (77)     (272)      160
  Other assets..................................       51        --        41
  Accounts payable..............................     (197)      435       232
  Accrued contracts and other liabilities.......      450      (285)       (8)
  Deferred revenue..............................      498       120       132
  Other long-term liabilities...................       --       153       (95)
                                                 --------  --------  --------
Net cash used in operating activities...........   (6,847)   (5,808)   (5,943)
                                                 --------  --------  --------
Investing activities
Maturities of short-term investments............    8,500    12,200    11,008
Sales of short-term investments.................    3,360     2,786     5,880
Purchases of short-term investments.............  (18,262)  (17,032)  (10,387)
Purchase of property and equipment..............     (510)     (530)     (240)
Proceeds from disposal of property and
 equipment......................................       --        14        --
                                                 --------  --------  --------
Net cash (used in) provided by investing
 activities.....................................   (6,912)   (2,562)    6,261
                                                 --------  --------  --------
Financing activities
Proceeds from equipment loans...................      210        --        --
Principal payments under capital lease
 obligations and equipment loans................     (626)     (557)     (581)
Net proceeds from issuance of convertible
 preferred stock................................    7,093    10,288        --
Net proceeds from issuance of common stock and
 warrants.......................................       21        30        17
                                                 --------  --------  --------
Net cash provided by (used in) financing
 activities.....................................    6,698     9,761      (564)
                                                 --------  --------  --------
Increase (decrease) in cash and cash
 equivalents....................................   (7,061)    1,391      (246)
Cash and cash equivalents at beginning of
 period.........................................    7,866       805     2,196
                                                 --------  --------  --------
Cash and cash equivalents at end of period...... $    805  $  2,196  $  1,950
                                                 ========  ========  ========
Schedule of non cash transactions
                                                 ========  ========  ========
Cash paid for interest.......................... $    245  $    122  $     58
                                                 ========  ========  ========
Deferred stock compensation..................... $     --  $     --  $    260
                                                 ========  ========  ========

                                  TELIK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of significant accounting policies

  Nature of operations and basis of presentation

  Telik, Inc. (the "Company") was incorporated in the state of Delaware in October 1988 as Terrapin Diagnostics, Inc. which changed its name in June 1989 to Terrapin Technologies, Inc. ("Terrapin"). In May 1998, Terrapin changed its name to Telik, Inc. The Company is engaged in the discovery and development of small molecule drug candidates.

  The Company matured from its development stage to an operating company in 1999. As such, its financial statements are no longer prepared on a development stage basis. The Company expects continuing losses over the next several years. The Company plans to obtain its capital requirements through public or private equity or debt financing, capital lease financing and collaborative arrangements with corporate partners. If the financing arrangements contemplated by management are not consummated, the Company may have to seek other sources of capital or reevaluate its operating plans.

  Use of estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

  Unaudited pro forma information

  If Telik's initial public offering as described in Note 8 is consummated, all of the preferred stock and warrants outstanding will automatically be converted into common stock. The unaudited pro forma convertible preferred stock and stockholders' equity at December 31, 1999 has been adjusted for the assumed conversion of preferred stock and assumed exercised warrants based on the shares of preferred stock and warrants outstanding at December 31, 1999.

  Cash equivalents and short-term investments

  The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased, to be cash equivalents. For the periods presented, cash equivalents consist of money market funds and corporate debt securities. The Company's short-term investments include obligations of governmental agencies and corporate debt securities with original maturities ranging between 3 and 12 months. The Company limits concentration of credit risk by diversifying its investments among a variety of high credit-quality issuers.

  All cash equivalents and short-term investments are classified as available-for-sale. Available-for-sale securities are carried at estimated fair value, based on available market information, with unrealized gains and losses, if any, reported as a component of stockholders' equity. The cost of securities sold is based on the specific identification method. As of December 31, 1998 and 1999, there were no material differences between amortized cost and fair value of available-for-sale securities. Realized gains and losses on sales of available-for-sale investments are not material.

  Fair value of financial instruments

  Financial instruments, including cash and cash equivalents, accounts payable, accrued liabilities and accrued compensation are carried at cost, which management believes approximates fair value.

                                  TELIK, INC.

  Property and equipment

  Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Furniture and equipment leased under capital leases are amortized using the straight-line method over the estimated useful lives of the respective assets or the lease term, whichever is shorter.

  Revenue Recognition

  Contract revenue consists of revenue from research and development collaboration agreements. The Company's research and development collaboration agreements provide for periodic payments in support of the Company's research activities. The Company recognizes contract revenue from these agreements as earned based upon the performance requirements of the agreements and payments for up-front technology access fees are recognized ratably over the period of the research program. Payments received, which are related to future performance, are deferred and recognized as revenue when earned over future performance periods.

  Stock-based compensation

  As permitted by the Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"), the Company accounts for grants of stock options to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB No. 25"). Accordingly, the Company does not recognize compensation expense for stock options granted to employees with exercise prices equal to the fair value of the Company's common stock on the date of grant. Options granted to consultants are accounted for using the Black-Scholes method prescribed by FASB 123 and in accordance with Emerging Issues Task Force Consensus No. 96-18 ("EITF 96-18"), and such options are subject to periodic revaluation over their vesting term.

  Research and development

  Research and development expenditures, including direct and allocated expenses, are charged to expense as incurred. Collaboration agreements generally specify minimum levels of research effort required to be performed by the Company.

  Segment reporting

  Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. The Company has determined that it operates in only one segment. Accordingly, the adoption of SFAS 131 had no impact on the Company's financial statements.

  Comprehensive loss

  Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires components of other comprehensive income, including gains and losses on available-for-sale investments, to be included as part of total comprehensive income. For all periods

                                  TELIK, INC.

presented, the comprehensive loss is equal to the net loss and has been disclosed in the statement of stockholders' equity.

  Impairment of long-lived assets

  In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 1999, there have been no such losses.

  Net loss per share

  Net loss per share has been computed according to the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

  Pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of preferred stock and warrants (using the as-if-converted method) from the original date of issuance.

  A reconciliation of shares used in the calculations is as follows (in thousands):

                                                        Years ended December 31,
                                                        ------------------------
                                                         1997    1998     1999
                                                        ------------------------
   Basic and diluted:
    Weighted average shares of common stock
     outstanding......................................    2,184   2,194    2,204
                                                        ======= =======
    Adjustment to reflect weighted average effect of
     assumed conversions of preferred stock and
     warrants.........................................                    12,675
                                                                        --------
    Weighted average shares used in pro forma net loss
     per share, basic and diluted.....................                    14,879
                                                                        ========

                                  TELIK, INC.

  During all periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following (in thousands) common stock equivalents:

                                                    Years ended December 31,
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
   Convertible preferred stock................. 10,140,035 12,640,035 12,640,035
   Outstanding options.........................  2,135,686  2,996,376  2,991,787
   Preferred stock warrants....................     34,559     34,559     34,559

  Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

2. Cash equivalents and short-term investments

  The following is a summary of cash equivalents and short-term investments:

                                                             Estimated Cost and
                                                                 Fair Value
                                                                December 31,
                                                             -------------------
                                                               1998      1999
                                                             --------- ---------
                                                               (In thousands)
   Cash equivalents:
    Money market fund....................................... $     223 $    107
    Corporate notes.........................................     1,973    1,843
                                                             --------- --------
                                                             $   2,196 $  1,950
                                                             ========= ========
   Short-term investments:
    U.S. Government notes................................... $   5,266 $    996
    Corporate notes.........................................     1,006    4,610
    Commercial paper........................................     4,934       --
    Certificate of deposit..................................     1,000       --
                                                             --------- --------
                                                             $  12,206 $  5,606
                                                             ========= ========

These are no unrealized gains or losses for the years ended December 31, 1999 and 1998.

                                  TELIK, INC.

3. Property and equipment

  Property and equipment consist of the following:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (In thousands)
   Laboratory furniture and equipment......................... $ 3,914  $ 4,137
   Office furniture and equipment.............................     383      400
   Leasehold improvements.....................................   1,099    1,099
                                                               -------  -------
                                                                 5,396    5,636
   Less accumulated depreciation and amortization.............  (3,830)  (4,439)
                                                               -------  -------
   Property and equipment, net................................ $ 1,566  $ 1,197
                                                               =======  =======

  Property and equipment includes assets under capitalized leases at December 31, 1998 and 1999 of approximately $525,000 and $53,000, respectively. Accumulated amortization related to leased assets was approximately $366,000 and $20,000 at December 31, 1998 and 1999, respectively.

4. Lease obligations and equipment loans

  In September 1996, the Company entered into an equipment loan agreement with a finance company under which the Company can borrow up to $1,500,000. Equipment borrowings under this agreement totaled $688,000 and $237,000 at December 31, 1998 and 1999, respectively. The borrowings bear interest at 8% and the remaining principal balance of $237,000 is due in November 2000.

  The Company also has acquired certain equipment and furniture pursuant to capital lease arrangements. At December 31, 1999, the future minimum capital lease obligations are not significant.

  The Company occupies its facilities under an operating lease which expires in December 2002. Rent expense under operating leases totaled $387,000, $466,000 and $497,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company has the option to renew the lease upon expiration for an additional term of five years.

  At December 31, 1999, noncancelable future minimum lease payments under the Company's operating leases are as follows (in thousands):

   Years ending December 31,
     2000............................................................... $  514
     2001...............................................................    535
     2002...............................................................    557
     2003...............................................................      1
                                                                         ------
                                                                         $1,607
                                                                         ======

                                  TELIK, INC.

5. Stockholders' equity

  Preferred stock

  In accordance with the provisions of the respective preferred stock agreements, Series A, C and D preferred stock were converted into common stock at the specified conversion price of $6.00 per share for Series A and C and $3.00 per share for Series D.

  Series B, E, F, G, H, I and J preferred stock are convertible into common stock at the option of the holder at conversion prices of $3.56, $3.00, $3.60, $4.20, $5.55, $4.20 and $4.20 per share, respectively. These conversion prices are subject to price-based antidilution adjustments for future stock issuances. Series B, E, F, G, H, I and J preferred shares will automatically convert into common stock at the earlier of (i) the closing of the Company's initial underwritten public offering, or (ii) a vote or written consent of 2/3 of the shares of all series of preferred stock then outstanding, voting together as a single class or, in the case of Series J preferred stock, a vote or written consent of 2/3 of the shares of Series J preferred stock then outstanding. All preferred shares have voting rights equal to common stock on an as-if-converted basis.

  The holders of Series B, E, F, G, H, I and J preferred stock are entitled to receive noncumulative dividends, if declared, prior to and in preference to the payment of dividends to holders of common stock. No dividends have been declared through December 31, 1999.

  In the event of a liquidation or winding up of the Company, holders of Series B convertible preferred stock shall have a liquidation preference of $20 and the holders of Series E, F, G, H, I and J convertible preferred stock shall each have a liquidation preference of $50 per share, together with any declared but unpaid dividends, over holders of common shares.

  Preferred stock is issuable in series, with rights and preferences designated by series. The shares designated, issued and outstanding at December 31, 1998 and 1999 are as follows:

                                                           Shares     Aggregate
                                                Shares   Issued and  Liquidation
                                              Authorized Outstanding Preference
                                              ---------- ----------- -----------
                                                        (In thousands)
   Series B convertible......................    20,000      20,000    $   400
   Series E convertible......................   114,720     114,500      5,725
   Series F convertible......................   169,600     169,600      8,480
   Series G convertible......................   273,050     273,050     13,653
   Series H convertible......................    93,429      90,000      4,500
   Series I convertible......................   143,000     143,000      7,150
   Series J convertible......................   210,000     210,000     10,500
                                              ---------   ---------    -------
                                              1,023,799   1,020,150    $50,408
                                              =========   =========    =======

  Preferred stock warrants

  In connection with the negotiation of a secured note payable in December 1992, the Company issued warrants to purchase 220 shares of Series E preferred stock at an exercise price of $50.00 per share. These warrants expire on the earlier of December 31, 2002, the day preceding the closing date of the Company's initial public offering or the day preceding the effective date of any consolidation or merger of the Company, whichever is earlier. The value of these warrants was determined to be immaterial.

                                  TELIK, INC.

  In September 1996, in conjunction with a loan agreement for the purchase of property and equipment, the Company issued warrants that entitle the holder to purchase 3,429 shares of Series H preferred stock at an exercise price of $50.00 per share. These warrants are exercisable through August 31, 2003, the day preceding the closing date of the Company's initial public offering or the day preceding the effective date of any consolidation or merger of the Company, whichever is earlier.

  1988 Stock option plan

  The 1988 Stock Option Plan (the "1988 Plan") was adopted in February 1989. Options granted under the 1988 Plan may be either incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). At December 31, 1999, the Company had authorized 905,017 shares of common stock for issuance under the 1988 Plan. Options granted under the 1988 Plan expire no later than 10 years from the date of grant. For ISOs and NSOs, the option price shall be at least 100% and 85%, respectively, of the closing price of the Company's common stock on the date of the grant, or in the event there is no public market for the common stock, of the fair value on the date of the grant, as determined by the board of directors. If, at any time the Company grants an option, and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options generally vest over a period of four years from the date of grant.

  1996 Stock Option Plan

  The 1996 Stock Option Plan (the "1996 Plan") was adopted in April 1996 with terms similar to the 1988 Plan. At December 31, 1999, the Company had authorized 2,238,816 shares of common stock for issuance under the 1996 Plan.

  Additional options were granted prior to the adoption of the 1988 and 1996 Plans, of which 22,768 are outstanding at December 31, 1999 and have expiration dates ranging from June 2000 to June 2001.

                                  TELIK, INC.

  Stock option plans

  A summary of activity under the Company's stock option plans through December 31, 1999 is as follows:

                                Options Outstanding
                             --------------------------   Weighted-
                               Number    Exercise Price    Average
                             of Options    Per Share    Exercise Price
                             ----------  -------------- --------------
   Balance at December 31,
    1996.................... 1,967,850    $1.00-$1.60       $1.10
    Options granted.........   735,505    $      1.60       $1.60
    Options exercised.......   (19,207)   $1.00-$1.60       $1.40
    Options forfeited.......  (548,462)   $1.00-$1.60       $1.13
                             ---------
   Balance at December 31,
    1997.................... 2,135,686    $1.00-$1.60       $1.27
    Options granted......... 1,070,905    $      1.60       $1.60
    Options exercised.......    (3,550)   $      1.60       $1.60
    Options forfeited.......  (206,665)   $1.00-$1.60       $1.40
                             ---------
   Balance at December 31,
    1998.................... 2,996,376    $1.00-$1.60       $1.40
    Options granted.........   281,050    $      1.60       $1.60
    Options exercised.......   (11,243)   $1.00-$1.60       $1.04
    Options forfeited.......  (274,396)   $1.00-$1.60       $1.32
                             ---------
   Balance at December 31,
    1999.................... 2,991,787                      $1.40
                             =========
   Exercisable at December
    31, 1997................   696,250    $1.00-$1.60       $1.08
   Exercisable at December
    31, 1998................ 1,143,771    $1.00-$1.60       $1.19
   Exercisable at December
    31, 1999................ 1,757,992    $1.00-$1.60       $1.30

  At December 31, 1999, the Company has 174,814 shares available for grant under its option plans. At December 31, 1999, the remaining outstanding options expire at various dates through 2009 and have a weighted-average contractual life of 7.42 years.

  The weighted average fair value of options granted during 1997, 1998 and 1999 was $0.44, $0.42 and $1.35, respectively.

  Pro forma information regarding net loss is required by FASB 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method using the following weighted-average assumptions for years ended December 31, 1997, 1998 and 1999: risk-free interest rate of 6.23%, 6.23% and 6.53%, respectively; an expected life of 5 years; and no dividends.

                                  TELIK, INC.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information follows (in thousands, except per share amounts):

                                                   Years ended December 31,
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
   Net loss:
    As reported.................................. $ (8,618) $ (6,579) $ (7,064)
    Pro forma.................................... $ (8,728) $ (6,779) $ (7,346)
   Basic and diluted net loss per share:
   As reported................................... $  (3.95) $  (3.00) $  (3.21)
   Pro forma..................................... $  (4.00) $  (3.09) $  (3.33)

  The effects of applying SFAS 123 for pro forma disclosures are not likely to be representative of the effects as reported net loss for future years.

  During 1998 and 1999, the Company issued 41,500 and 20,000 options, respectively, to consultants in exchange for services performed for the Company. For these option grants, the Company recognized an expense equal to the estimated fair market value of the granted options on the date of the grant. This amount was equal to $26,000 for 1998 and was immaterial for 1999. In accordance with SFAS 123 and EITF 96-18, options granted to consultants are periodically revalued as they vest.

  The Company has recorded deferred stock compensation with respect to options granted to employees of approximately $260,000 in the year ended December 31, 1999, representing the difference between the exercise price of the options and the deemed fair value of the common stock. These amounts are being amortized to operations over the vesting periods of the options on a straight line basis. The amortization expense was not material for the year ended December 31, 1999.

  Common stock reserved

  At December 31, 1999, the Company has 15,841,195 reserved shares of common stock for future issuance as follows:

                                                                    December 31,
                                                                        1999
                                                                    ------------
   Preferred stock warrants........................................      34,559
   Incentive stock plan............................................   3,166,601
   Convertible preferred stock.....................................  12,640,035
                                                                     ----------
                                                                     15,841,195
                                                                     ==========

6. Collaborative agreements

  In December 1996, the Company entered into a collaboration and license agreement with a Japanese pharmaceutical company focusing on diabetes. Under the agreement, the Company granted an exclusive license to the Japanese pharmaceutical company to manufacture, use and sell products based on the Company's Target Related Affinity Profile (TRAP) technology within certain countries in Asia. The Company will receive payments for certain research and development activities, for achievement of specified development milestones and for royalties on product sales, if any, in Asia. In December 1996, September 1997 and October 1998, the Japanese pharmaceutical company purchased 60,000 shares of Series H preferred stock ($3,000,000), 60,000 shares of Series I preferred stock ($3,000,000) and 100,000 shares of Series J preferred stock ($5,000,000), respectively.

                                  TELIK, INC.

7. Income taxes

  As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $46,100,000 and $3,700,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $1,400,000. The net operating loss and credit carryforwards will expire at various dates beginning in the year 2005 through 2019, respectively if not utilized.

  Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Deferred income taxes replace the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
   Deferred tax assets:
    Net operating loss carryforwards...................... $ 14,800  $ 16,000
    Capitalized research and development expenses.........    1,700     1,700
    Research credit carryforwards.........................    2,100     2,100
    Manufacturing and research equipment credit
     carryforward.........................................      100        --
    Other, net............................................      400     1,500
                                                           --------  --------
   Total deferred tax assets..............................   19,100    21,300
   Valuation allowance....................................  (19,100)  (21,300)
                                                           --------  --------
   Net deferred taxes..................................... $     --  $     --
                                                           ========  ========

  Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $14,100,000, $5,000,000 and $2,200,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

8. Subsequent events (unaudited)

  Initial public offering

  In January 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering. If the offering contemplated by this prospectus is consummated, the preferred stock outstanding as of the closing date will automatically be converted into shares of the Company's common stock. The pro forma stockholders equity and the accompanying balance sheet as of December 31, 1999 reflects conversion of the outstanding preferred stock and warrants into 14,881,875 shares of common stock.

  Additional deferred compensation

  In March 2000, options to purchase 289,672 common shares were granted to employees pursuant to the 1996 Stock Option Plan with an exercise price of $2.00 per share. The company

                                  TELIK, INC.

estimates that additional deferred compensation of approximately $000,000 will be recorded as a result of these options and amortized to compensation expense in accordance with Telik's policy.

  2000 Employee Stock Purchase Plan

  In March 2000, subject to stockholder approval, the Company adopted its 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 250,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on each anniversary date of the effective date of the offering. The number of shares reserved automatically is equal to the lesser of 150,000 shares, 1% of the outstanding shares on the date of the annual increase or such amount as may be determined by the Board. The Purchase plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common stock on the first day of the offering or 85% of the fair market value of the Company's common stock on the purchase date. The initial offering period will commence on the effective date of the offering.

  2000 Non-Employee Directors' Stock Option Plan

  In March 2000, subject to stockholder approval, the Company adopted the 2000 Non-Employee Directors' Stock Option Plan and reserved a total of 300,000 shares of common stock for issuance thereunder. Each non-employee director at the IPO date will automatically be granted an option to purchase 20,000 shares of common stock, and each non-employee director who subsequently becomes a director of the Company will be automatically granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which such person first becomes a director. At each Board meeting immediately following each annual stockholders meeting, beginning with the first Board meeting after the 2000 Annual Stockholders Meeting, each non-employee director will automatically be granted a nonstatutory option to purchase 5,000 shares of common stock or prorated for the part of the year served as non-employee director. The exercise price of options under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors' Plan is ten years. All grants under the Directors' Plan will vest over a period of four years from date of grant, one fourth vesting one year after the date of the grant and thereafter the balance vesting monthly. The Directors' Plan will terminate in March 2010 unless terminated earlier in accordance with the provisions of the Directors' Plan.

  2000 Equity Inventive Plan

  Subject to stockholder approval, the Company adopted the 2000 Equity Incentive Plan and reserved 2,000,000 shares of the Company's common stock. In addition the Incentive Plan provides for annual increases in the number of shares available for issuance under the Incentive Plan.

  Series K Financing

  On March 31, 2000, the Company closed a private placement in which it sold 1,166,667 shares of Series K convertible preferred stock at $6.00 per share for net proceeds of approximately $1,950,000 and a short-term note receivable of $5,000,000. The note receivable bears interest at 6.28% and is due April 10, 2000. Series K preferred stock is convertible to common stock at any time on a one-for-one basis and conversion is automatic if the IPO is consumated.

Inside Back Cover Graphic

Title: Our proprietary TRAP technology accelerates drug discovery

Title: TRAP measures the interactions of small molecules with proteins

Legend: TRAP produces a profile, or fingerprint, that measures a property of small molecules we believe is most relevant to drug discovery, their ability to bind to proteins. Fingerprints are used to classify small molecules by their type of interaction with a protein target.

Graphic Description: On the left-hand side is a representation of a chemical compound. An arrow leads from this to a panel of four proteins indicated by vertical bars and labeled P1, P2, P3 and P4. A series of three dots to the right of P4 indicates that the panel actually contains additional proteins. Each vertical bar has a distinctively shaped notch with a complementary shape attached, which is labeled L1, L2, L3 and L4, and represents a ligand. An arrow points right from these proteins to a vertical bar divided horizontally into many sections, each colored a different shade of gray. Each section of the bar represents the affinity of the compound for one of the proteins in the panel. This bar is called the fingerprint of the compound.

Title: TRAP models the preferences of disease-related proteins for small molecules

Legend: Modeling a new protein target begins by assaying a small set of compounds with diverse affinity profiles for TRAP panel proteins, called a training set. The TRAP panel proteins preferred by those compounds with affinity for the new protein target are mathematically combined to simulate the new protein target.

Graphic Description: On the left-hand side of the diagram, represented by a gray colored vertical bar, is a new protein target. This target has a notch in the center into which a complementary shape, representing a compound from our library, or training set, is shown to be bound. An arrow points from the target to a panel of four representative proteins, indicated by vertical bars, labeled P1, P2, P3 and P4, whose notches contain elements of the notch in the target protein. A series of three dots to the right of P4 indicates that the panel actually contains additional proteins. The fingerprint for the compound, as described in the picture above, is shown above the arrow. A second arrow points from the panel of four proteins to a vertical bar representing a model and containing in its center elements of the notches from the panel of proteins. Above the arrow is a representation of a computer. A shape, complementary to these elements, with the label hit, is bound to the notch. A third arrow points from the model to a target. This target is identical to the model bar. In the notch of this bar is a complementary shape that fits the notch better than the previous hit shape and is labeled drug candidate. Above the arrow is another representation of a fingerprint.

Black and White Picture in Text

Title: Insulin Receptor Activators

Legend: Telik's insulin receptor activators work within the cell to promote the activation of the insulin receptor and initiate the series of events that leads to the entry of sugar from the blood.

Graphic Description: This is a depiction of a fat, liver or muscle cell and shows how the Telik insulin receptor activators enter the cell, bind to and activate the insulin receptor. Insulin acting outside the cell causes a similar activation. This stimulates a signaling pathway indicated by an arrow and labeled, Signal. This signaling pathway leads to blood sugar entering the cell.

                               [TELIK, INC. LOGO]

                                    PART II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discounts payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee................................................ $19,800
   NASD filing fee.....................................................       *
   Nasdaq National Market listing fee..................................       *
   Blue Sky fees and expenses..........................................       *
   Transfer agent and registrar fees...................................       *
   Accounting fees and expenses........................................       *
   Legal fees and expenses.............................................       *
   Printing and engraving costs........................................       *
   Miscellaneous expenses..............................................       *
                                                                        -------
     Total............................................................. $19,800
                                                                        =======

-----------------
 * To be filed by Amendment.

Item 14. Indemnification of Directors and Officers

  As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of duty of loyalty to us or to our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

  Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

  We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Telik, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

  The underwriting agreement (Exhibit 1.1) will provide for indemnification by our underwriters of Telik, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

  Since January 1, 1997, we have sold and issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction is exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule
701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. We believe that all recipients had adequate access to information about us, through their relationships with us.

  Since January 1, 1997, we have sold and issued the following unregistered securities:

  (1) From January 1, 1988 to March 23, 2000, we granted incentive stock options and nonstatutory stock options to purchase an aggregate of 4,648,182 shares of our common stock at exercise prices ranging from $1.00 to $2.00 per share to employees, directors and consultants under the 1988 and 1996 Stock Option Plans and outside of the plans and issued an aggregate of 281,842 shares upon the exercise of these options. Options to purchase 1,269,822 shares of common stock have been canceled, and 159,140 of these options have lapsed without being exercised.

  (2) From September 24, 1997 to November 13, 1997, we sold an aggregate of 143,000 shares of our Series I preferred stock to 21 purchasers at a purchase price of $50.00 per share.

  (3) From September 30, 1998 to October 29, 1998, we sold an aggregate of 210,000 shares of our Series J preferred stock to two purchasers at a purchase price of $50.00 per share.

  (4) On March 31, 2000 we sold an aggregate of 1,166,667 shares of our Series K preferred stock to three purchasers at a purchase price of $6.00 per share.

Item 16. Exhibits and Financial Statement Schedules

  1.1*  Form of Underwriting Agreement.

  3.1 Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.

  3.2 Amended and Restated Bylaws of Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.

  3.3   Amended and Restated Certificate of Incorporation, as amended.

  4.1*  Specimen Common Stock Certificate.

  4.2   Amended and Restated Registration Rights Agreement, dated March 31,
        2000, between Registrant and holders of Registrant's Series B, Series
        E, Series F, Series G, Series H, Series I, Series J and Series K preferred stock.

  4.3   Warrant issued to Steven M. Costella, Trustee under the Steven M.
        Costella Trust, for purchase of shares of Series E preferred stock.

  4.4 Warrant issued to William Kirsch for purchase of shares of Series E preferred stock.

  4.5 Warrant issued to Glen McLaughlin for purchase of shares of Series E preferred stock.

  4.6 Warrant issued to Venture Lending and Leasing, Inc. for purchase of shares of Series H preferred stock.

  5.1*  Opinion of Cooley Godward llp.

 10.1   Form of Indemnity Agreement.

 10.2   2000 Equity Incentive Plan and related documents.

 10.3   2000 Employee Stock Purchase Plan and Offering.

 10.4   2000 Non-Employee Directors' Stock Option Plan and Agreement.

 10.5++ Collaborative Research Agreement between Registrant and Sankyo Company,
        Ltd., dated March 24, 1999, as amended.

 10.6++ Collaboration Agreement between Registrant and Sanwa Kagaku Kenkyusho
        Co., Ltd., dated December 20, 1996, as amended.

 10.7++ License Agreement between Registrant and Sanwa Kagaku Kenkyusho Co.,
        Ltd., dated September 24, 1997, as amended.

 10.8++ Screening Services Agreement between Registrant and Sanwa Kagaku
        Kenkyusho Co., Ltd., dated December 20, 1996, as amended.

 10.9   Consulting Agreement for Individual Consultants between Gail L. Brown,
        MD and Registrant, dated October 20, 1998, as amended.

 10.10  Employment Agreement between Cynthia M. Butitta and Registrant, dated
        July 1, 1998.

 10.11 Employment Agreement between Reinaldo F. Gomez, PhD and Registrant, dated April 18, 1991, as amended.

 10.12 Employment Agreement between Michael M. Wick, MD, PhD and Registrant, dated December 10, 1997, as amended.

 10.13  Lease between Registrant and Chamberlin Associates--Oyster Point Phase
        I L.P., dated July 25, 1997, as amended.

 23.1   Consent of Ernst & Young llp, Independent Auditors.

 23.2*  Consent of Cooley Godward llp (included in Exhibit 5.1).

 24.1   Power of Attorney (contained on signature page).

 27.1   Financial Data Schedule.

-----------------
*  To be filed by amendment.
++ Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

Item 17. Undertakings

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San
Francisco, State of California, on the   day of March 31, 2000.

                                          Telik, Inc.

                                                /s/ Michael M. Wick, MD, PhD
                                          By:
                                             __________________________________
                                                Michael M. Wick, MD, PhD
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael M. Wick and Cynthia M. Butitta, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

              Signature                             Title                    Date

     /s/ Michael M. Wick, MD, PhD      President, Chief Executive       March 31, 2000
______________________________________  Officer and Director
       Michael M. Wick, MD, PhD         (Principal Executive Officer)

        /s/ Cynthia M. Butitta         Chief Financial Officer          March 31, 2000
______________________________________  (Principal Finance and
          Cynthia M. Butitta            Accounting Officer)

        /s/ Jean Deleage, PhD          Director                         March 31, 2000
______________________________________
          Jean Deleage, PhD

         /s/ David R. Bethune          Director                         March 31, 2000
______________________________________
           David R. Bethune
     /s/ David W. Martin, Jr., MD      Director                         March 31, 2000
______________________________________
       David W. Martin, Jr., MD

              Signature                      Title                    Date

        /s/ Stefan Ryser, PhD              Director      March 31, 2000
______________________________________
          Stefan Ryser, PhD

         /s/ Jerrold L. Glick              Director      March 31, 2000
______________________________________
           Jerrold L. Glick

                                 EXHIBIT INDEX

  1.1*  Form of Underwriting Agreement.

  3.1 Form of Amended and Restated Certificate of Incorporation of Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.

  3.2 Amended and Restated Bylaws of Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.

  3.3   Amended and Restated Certificate of Incorporation, as amended.

  4.1*  Specimen Common Stock Certificate.

  4.2   Amended and Restated Registration Rights Agreement, dated March 31,
        2000, between Registrant and holders of Registrant's Series B, Series
        E, Series F, Series G, Series H, Series I, Series J and Series K preferred stock.

  4.3   Warrant issued to Steven M. Costella, Trustee under the Steven M.
        Costella Trust, for purchase of shares of Series E preferred stock.

  4.4 Warrant issued to William Kirsch for purchase of shares of Series E preferred stock.

  4.5 Warrant issued to Glen McLaughlin for purchase of shares of Series E preferred stock.

  4.6 Warrant issued to Venture Lending and Leasing, Inc. for purchase of shares of Series H preferred stock.

  5.1*  Opinion of Cooley Godward llp.

 10.1   Form of Indemnity Agreement.

 10.2   2000 Equity Incentive Plan and related documents.

 10.3   2000 Employee Stock Purchase Plan and Offering.

 10.4   2000 Non-Employee Directors' Stock Option Plan and Agreement.

 10.5++ Collaborative Research Agreement between Registrant and Sankyo Company,
        Ltd., dated March 24, 1999, as amended.

 10.6++ Collaboration Agreement between Registrant and Sanwa Kagaku Kenkyusho
        Co., Ltd., dated December 20, 1996, as amended.

 10.7++ License Agreement between Registrant and Sanwa Kagaku Kenkyusho Co.,
        Ltd., dated September 24, 1997, as amended.

 10.8++ Screening Services Agreement between Registrant and Sanwa Kagaku
        Kenkyusho Co., Ltd., dated December 20, 1996, as amended.

 10.9   Consulting Agreement for Individual Consultants between Gail L. Brown,
        MD and Registrant, dated October 20, 1998, as amended.

 10.10  Employment Agreement between Cynthia M. Butitta and Registrant, dated
        July 1, 1998.

 10.11 Employment Agreement between Reinaldo F. Gomez, PhD and Registrant, dated April 18, 1991, as amended.

 10.12 Employment Agreement between Michael M. Wick, MD, PhD and Registrant, dated December 10, 1997, as amended.

 10.13  Lease between Registrant and Chamberlin Associates--Oyster Point Phase
        I L.P., dated July 25, 1997, as amended.

 23.1   Consent of Ernst & Young llp, Independent Auditors.

 23.2*  Consent of Cooley Godward llp (included in Exhibit 5.1).

 24.1   Power of Attorney (contained on signature page).

 27.1   Financial Data Schedule.

-----------------
*  To be filed by amendment.
++ Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange Commission.